UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Sylvamo Corporation
(Name of Registrant as Specified In Its Charter)
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Notice of 2024 Annual Meeting of Shareowners of Sylvamo Corporation

Meeting Date Thursday, May 16, 2024	Meeting Time 11:30 a.m. U.S. Central Time	Meeting Location Sylvamo World Headquarters 6077 Primacy Parkway Memphis, Tennessee 38119

Proposals on which shareowners will vote	Vote recommended by our board of directors

Proposal 1 Elect the eleven director nominees named in the proxy statement to our board of directors	FOR each nominee

Proposal 2 Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024	FOR

Proposal 3 Approve, on a non-binding advisory basis, the compensation of our named executive officers	FOR

Proposal 4

Approve an amendment to our Amended and Restated Certificate of Incorporation to eliminate our officers’ personal liability for breach of fiduciary duty to the fullest extent permitted by Delaware law

FOR

Your Vote is Important

If you are a registered shareowner and you received a notice that the proxy materials are available on the Internet, or you received a full set of proxy materials including a proxy card, please vote promptly using any of the methods listed below.

VOTE BY INTERNET	Go to www.proxypush.com/SLVM and follow the voting instructions on the notice or proxy card that you received.

VOTE BY PHONE	Call 866-509-1053 and follow the voting instructions on the notice or proxy card that you received.

VOTE BY MAIL	Follow the instructions for voting by mail on the notice or proxy card that you received.

VOTE AT THE MEETING	Refer below to “Attendance at the Meeting.”

If you hold your shares in street name through a bank or broker, please refer to the voting instructions received from your bank or broker for information on how to vote your shares, and if you plan to vote in person at the meeting, you must present a valid legal proxy from your bank or broker that is the record holder of your shares.

Attendance at the Meeting

To attend the meeting, you must be a shareowner of Sylvamo on the record date. If you are a registered shareowner, you may vote at the meeting by delivering your completed proxy card in person or by completing and delivering a ballot in person and providing government-issued proof of identification. If you are a beneficial owner of shares held in street name, you may vote at the meeting only if you obtain and bring to the meeting a legal proxy from your broker or bank that is the record holder of your shares, giving you the right to vote those shares in person at the meeting.

Shareowners of record of Sylvamo Corporation common stock (NYSE: SLVM) on the record date of March 18, 2024, are entitled to vote at the meeting and at any postponements or adjournments of the meeting. A list of these shareowners will be available for inspection and review at Sylvamo’s headquarters in Memphis, Tennessee, starting May 2, 2024. We will also make the list available for inspection in person at the meeting.

By order of the Board of Directors,

Matthew L. Barron Senior Vice President, Chief Administrative and Legal Officer, and Corporate Secretary
April 5, 2024

The following materials of Sylvamo Corporation are available for viewing and printing at www.proxydocs.com/SLVM:

•	Notice of 2024 Annual Meeting of Shareowners

•	Sylvamo’s 2024 Proxy Statement (“Proxy Statement”)

•	Sylvamo’s 2023 Annual Report (“Annual Report”), which includes our annual report on Form 10-K for the year ended December 31, 2023 (“2023 Form 10-K”)

These materials or a notice that the proxy materials are available on the Internet (“Notice of Internet Availability”) are first being sent to shareowners on or about April 5, 2024.

We also are including for our shareowners an annual review (“Annual Review”) of certain highlights of 2023 for us as a company. The Annual Review is not part of the proxy materials for the Annual Meeting.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our Annual Report, including our 2023 Form 10-K as filed with the SEC and the consolidated and combined financial statements and schedules thereto, excluding exhibits. Requests for copies of such report should be sent to our Corporate Secretary, Matthew L. Barron, at 6077 Primacy Parkway, Memphis, TN 38119. Copies of any exhibit to the 2023 Form 10-K will be forwarded upon receipt of a written request to our Corporate Secretary at such address, subject to a reasonable charge for copying and mailing.

i	Proxy Summary

1	Proposals Submitted for Your Vote at the 2024 Annual Meeting
1	Proposal 1 - Elect eleven director nominees to our Board
2	Proposal 2 - Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm
3	Proposal 3 - Approve, on a non-binding advisory basis, the compensation of our named executive officers
4

Proposal 4 - Approve an amendment to our Amended and Restated Certificate of Incorporation to eliminate our officers’ personal liability for breach of fiduciary duty to the fullest extent permitted by Delaware law

7	Information about the Annual Meeting
7	Meeting Date and Time
7	Voting and Attendance
10	Communicating with the Board
11	Matters Pertaining to Sylvamo’s 2025 Annual Meeting of Shareowners

12	Corporate Governance
12	Board Composition and Director Independence
12	Board Leadership Structure
13	Board Committees
16	Compensation Committee Interlocks and Insider Participation
16	Risk Oversight
17	Governance and Ethics Policies
18	Director Nomination Process
18	Director “Overboarding” Limits
18	Mandatory Director Retirement

18	Executive Sessions
18	Director Attendance at Board and Committee Meetings
19	Board Self-Assessments
19	Shareowner Engagement
19	Communicating with the Board
19	Certain Securities Transactions
20	Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters

21	Executive Officers and Directors
34	Family Relationships

35	Executive Compensation
35	Compensation Discussion and Analysis
35	Introduction
36	Executive Summary
40	Executive Compensation Program Design
42	Elements of Our Executive Compensation Program
47	Compensation Committee Report

48	Executive Compensation Tables
48	Summary Compensation Table
50	Grants of Plan-Based Awards
51	Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
51	Outstanding Equity Awards Fiscal Year End
52	Stock Vested
52	Pension Benefits
54	Non-Qualified Deferred Compensation
55	Potential Payments Upon Termination or Change-in-Control
55	Potential Payments Upon Retirement

Proxy Statement 2024

56	Potential Payments Upon Involuntary Termination Without Cause
56	Potential Payments Upon Involuntary Termination With Cause
57	Potential Payments Upon Qualifying Termination After Change in Control
57	Narrative to Potential Payments Upon Qualifying Termination After Change in Control Table
58	CEO Pay Ratio

60	Pay Versus Performance

63	Director Compensation
63	Compensation Philosophy
63	Stock Ownership Requirements

63	Elements of Our Director Compensation Program
63	Annual Compensation
64	Insurance and Indemnification Contracts
65	Our Analysis
65	Non-Employee Director Compensation Table

67	Other Information
67	Stock Ownership
69	Delinquent Section 16(a) Reports
69	Policies and Procedures for Related Person Transactions
69	Certain Relationships and Related Person Transactions
70	Reconciliations to U.S. GAAP Financial Measures

73	How to Contact Us

In this Proxy Statement, references to “Sylvamo,” “the Company,” “we,” “our,” and “us,” refer to Sylvamo Corporation. References to “shareowners,” “you” and “your” refer to our shareowners. References to years refer to our fiscal year, which is the calendar year ending each December 31st.

This Proxy Statement refers and links to website addresses and materials on those websites. No websites or any materials on those websites are incorporated by reference into this Proxy Statement, and they do not form part of this Proxy Statement.

Cautionary Statement Regarding Forward-Looking Statements

This Proxy Statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our goals, commitments, strategies and expectations. These statements involve risks and uncertainties. Actual results could differ materially from future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties discussed in our most recent periodic reports on Form 10-K and Form 10-Q and subsequent filings with the U.S. Securities and Exchange Commission (“SEC”). We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.

  Sylvamo

PROXY SUMMARY

Proxy Summary

Proposals

Our Board of Directors (“Board”) is submitting four proposals for your vote at the 2024 Annual Meeting of Shareowners (“Annual Meeting”).

Proposal	Description	Unanimous Board Recommendation	Page

1	Elect the 11 director nominees named in this Proxy Statement	FOR each nominee	1

2	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	2

3	Approve, on a non-binding advisory basis, the compensation of our named executive officers	FOR	3

4	Approve an amendment to our Amended and Restated Certificate of Incorporation to eliminate our officers’ personal liability for breach of fiduciary duty to the fullest extent permitted by Delaware law	FOR	4

Director Nominees

Nominees

The following individuals have been nominated for election by our shareholders at the Annual Meeting. The Board has determined, in its business judgment, that each of the nominees for director are independent under the listing standards of the New York Stock Exchange (“NYSE”) except for our Chief Executive Officer, Jean-Michel Ribiéras. The nominees currently serve on our Board. Additional information about them starts on page 21.

Name	Director Since	Board Committees and Leadership	Professional Background	Other Public Company Boards (#)
Jean-Michel Ribiéras	2021	Chairman	Chairman and CEO Sylvamo
Stan Askren	2021	Audit Committee Management Development and Compensation Committee	CEO and Founder Quiet Trail Advisors Advisor and Lean Business Consultant Lean Focus, LLC
Christine S. Breves	2021	Audit Committee	Former CFO, SVP and EVP Business Transformation United States Steel Corporation	2

Proxy Statement 2024  i

PROXY SUMMARY

Name	Director Since	Board Committees and Leadership	Professional Background	Other Public Company Boards (#)
Jeanmarie Desmond	2021	Chair, Audit Committee Nominating and Corporate Governance Committee	Former CFO and EVP DuPont de Nemours, Inc.	2
Liz Gottung	2021	Chair, Management Development and Compensation Committee	Principal and Consultant Liz Gottung LLC	1
Joia M. Johnson	2021	Management Development and Compensation Committee Nominating and Corporate Governance Committee	Former Chief Administrative Officer General Counsel and Corporate Secretary Hanesbrands Inc.	2
Karl L. Meyers	2023	Nominating and Corporate Governance Committee	Former Chairman and CEO Soundview Paper Holdings LLC (now Marcal Paper)
David Petratis	2021	Lead Independent Director Chair, Nominating and Corporate Governance Committee	Former Chairman, President and CEO Allegion plc	2
J. Paul Rollinson	2021	Management Development and Compensation Committee	President and CEO Kinross Gold Corporation	1
Mark W. Wilde	2023	Audit Committee Management Development and Compensation Committee	Former Managing Director and Sell Side Senior Analyst Bank of Montreal Capital Markets
James P. Zallie	2021	Audit Committee	President and CEO Ingredion Incorporated	1

ii  Sylvamo

PROXY SUMMARY

Skills, experience and diversity

Our vision is to be the world’s paper company: the employer, supplier and investment of choice. Our vision encapsulates our long-term strategy for creating value for our shareowners. We believe the director nominees’ skills, experience and diversity noted below enhance their strategic decision-making and guidance relevant to achieving our vision.

Strategic planning

Leadership experience in executive level strategic planning is core to our board’s evaluation and guidance of our business strategies.

Benefits our vision to be the employer, supplier and investment of choice

	●	●	●	●	●	●	●	●	●	●	●

Current or former CEO

Directors who have been CEOs bring their experience to bear on running a large public company. It augments their oversight of our CEO and other executive management, long-term strategic planning, human capital management, risk management, governance, shareowner value creation and shareowner engagement.

Benefits our vision to be the employer, supplier and investment of choice

	●	●					●	●	●		●

Current or former CFO

(or other financial expert)

In-depth financial expertise strengthens the board’s oversight and direction of our company concerning financial matters, such as capital allocation, financial risk management and internal controls and procedures.

Benefits our vision to be the investment of choice

		●	●	●					●	●	●

Global business

Experience with multinational businesses expands our board’s perspectives on the risks and opportunities of our global business and operations.

Benefits our vision to be the employer, supplier and investment of choice

	●	●	●	●	●	●		●	●		●

Manufacturing Experience in manufacturing organizations augments the board’s contributions relating to our operational strategies. Benefits our vision to be the supplier of choice	●	●	●	●	●	●	●	●	●		●

Paper industry

Experience in the paper industry enhances the board’s contributions that inform our strategic decision-making as we build the world’s paper company.

Benefits our vision to be the supplier and investment of choice

	●				●		●			●

Proxy Statement 2024  iii

PROXY SUMMARY

Investor relations or investment analysis

Experience in investor relations or investment analysis furthers our board’s investor focus and quality input on our investor of choice strategies.

Benefits our vision to be the investment of choice

●	●	●	●			●	●	●	●

Sales and marketing

Experience in sales and marketing enhances the board’s strategic contributions towards our efforts to develop, maintain, strengthen and increase customer relationships and sales.

Benefits our vision to be the supplier of choice

●	●					●

Human capital

Experience in human capital management contributes to the board’s oversight of our human capital strategies, including talent attraction and retention, executive compensation, succession planning and human capital risk mitigation.

Benefits our vision to be the employer of choice

●	●	●		●	●	●	●		●

Cybersecurity

Experience overseeing cybersecurity risk, in management leadership positions or on board committees responsible for such oversight, contributes to the board’s oversight and guidance concerning our cybersecurity strategies and initiatives.

Benefits our vision to be the supplier and investment of choice

	●	●	●		●	●			●

Environmental and social initiatives

Experience overseeing or evaluating environmental and social initiatives/ESG programs, in management leadership positions or on board committees responsible for such oversight, adds to the breadth and depth of expertise that the board brings to oversight of our ESG strategies and programs.

Benefits our vision to be the employer, supplier and investment of choice

	●	●	●	●	●	●	●	●	●

Public company board practices

Experience in public company board practices facilitates our board’s proper functioning, self-assessment and conduct in accordance with governance best practices.

Benefits our vision to be the investment of choice

●	●	●	●	●	●	●	●	●	●

Diversity

Directors’ gender, race and ethnic diversity enriches the multiple viewpoints from which our directors challenge each other and management in assessing and pursuing the right strategies for our company.

Benefits our vision to be the employer and investment of choice

●		●	●	●	●

iv  Sylvamo

PROXY SUMMARY

Governance Summary

The Nominating and Corporate Governance Committee oversees our Board’s corporate governance practices. Details about our corporate governance practices start on page 12.

•	10 of 11 directors are independent

•	Annual elections and majority voting for uncontested elections of directors with a director resignation policy

•	Lead Independent Director with defined responsibilities and term limit expectation

•	Required executive sessions of the Board at each regular meeting, without management present

•	Limit on number of public company boards and audit committees on which our Board and Audit Committee members may serve

•	Mandatory director retirement age of 75

•	Sylvamo stock ownership and retention requirements for directors and executive management

•	Shareowner right to communicate with Board and management embedded in Corporate Governance Guidelines

•	Policy prohibiting directors, officers and employees from hedging and pledging Sylvamo stock

•	Investor outreach through investor conferences in 2023

Executive Compensation

At the Annual Meeting, shareowners will cast an advisory vote on executive compensation.

The Management Development and Compensation Committee oversees our executive compensation practices. Details about our executive compensation philosophy, compensation structure and the 2023 compensation of our named executive officers (“NEOs”) start on page 35.

Compensation Philosophy Summary

•	Attract and inspire talent through attractive pay programs, flexible approach to pay and broad incentives

•	Offer incentives to achieve Sylvamo short- and long-term strategic goals through performance-based compensation

•	Facilitate succession strategy through pay structures

•	Create a shareowner mindset through incentives

•	Active governance by the Management Development and Compensation Committee

Proxy Statement 2024  v

PROXY SUMMARY

Compensation Structure Summary

•	Components are salary, annual cash incentive based on performance, and long-term equity incentives, which vest based on a mix of service and performance-based conditions

•	Multiple metrics for performance-based compensation

•	Stock ownership and retention requirements

•	Clawback of incentive compensation for certain financial statement restatements and misconduct

•	Change-in-control (CIC) benefits

•	Double triggers for severance and equity vesting
•	Capped for all NEOs

•	Non-competition and non-solicitation agreements

•	Benchmarked against peers and industry data

•	Annual risk assessment of compensation policies and practices

•	Annual shareowner advisory vote on executive compensation

Proposal to Amend our Certificate of Incorporation

Proposal Summary

At the Annual Meeting, shareowners will vote on a proposal to amend our Amended and Restated Certificate of Incorporation (“Charter”) to eliminate our officers’ personal liability for breach of fiduciary duty to the fullest extent permitted by Delaware law. Details of the proposal start on page 4.

The Charter amendment would –

•	Eliminate officers’ personal liability for monetary damages for certain breach of fiduciary duty claims, but only to the extent permitted by Delaware law

•	Not apply to liability from

•	breach of duty of loyalty
•	officer acts or omissions not in good faith, intentional misconduct or knowing violations of law
•	transactions in which an officer receives an improper personal benefit
•	claims brought by or in the right of Sylvamo against an officer, including shareowner derivative claims

•	Align our Charter with recent changes to Delaware law that permit the protections which the amendment would provide

•	More closely align our officers’ exposure to liability under our Charter with that of our directors

•	Address potential officer concerns about exposure to liability for exercising business judgment

•	Reduce some risk of frivolous lawsuits

•	Enhance Sylvamo’s competitiveness for officer talent

vi  Sylvamo

PROXY SUMMARY

2023 Highlights

Milestones

Milestones reflect ongoing implementation of our vision to be the World’s Paper Company: the employer, supplier and investment of choice

•	Acquired Nymölla mill in Sweden

•	Strategic mill location and products; attractive purchase price
•	Expected to deliver $20 million annual run rate synergies by end of 2024

•	Announced Project Horizon to reduce costs by over $110 million

•	Published our 2022 Environmental, Social and Governance Report

•	Our first report on sustainability matters since becoming a public company in 2021
•	Reports on our strategies, goals and progress on sustainable operations, environmental stewardship, and employee and community endeavors

•	Rolled out initiatives facilitating workplace inclusivity and diversity reflecting the communities where we work and live

•	Provided training and communications intended to help broaden employee perspectives and reduce biases
•	Afforded opportunities for employee mentoring and networking

Performance

Created value for shareowners in 2023

•	Continued improving our financial position

•	Repaid $76 million in debt
•	Achieved net(1) Debt-to-Adjusted EBITDA(2) of 1.2x
•	Deposited $60 million in escrow to increase restricted payment capacity under our debt agreements, enabling return of more cash to shareowners

•	Delivered on our investment thesis

•	Earned $607 million in Adjusted EBITDA(2) (16% Margin)
•	Generated $294 million in Free Cash Flow(2)
•	Returned $127 million in cash to shareowners through share repurchases and dividends (43% of Free Cash Flow(2))

•	Reinvested in our business

•	Capital spending of $210 million made to strengthen our low-cost assets
•	Nymölla mill generated strong cash flow, strengthening our liquidity
•	Accelerated investments in high-return capital projects

(1)	Total Debt minus Cash on our Balance Sheet for the year ended December 31, 2023

Proxy Statement 2024  vii

PROXY SUMMARY

(2)

Sylvamo reports its financial results in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). This Proxy Statement includes these non-U.S. GAAP financial measures:

Non-U.S. GAAP Financial Measure	Most Directly Comparable U.S. GAAP Financial Measure

Adjusted EBITDA	Net Income

Adjusted EBITDA Margin	Net Income as a percentage of Net Sales

Free Cash Flow (FCF)	Cash Provided by Operating Activities from Continuing Operations

Return on Invested Capital (ROIC)	Net Income / Equity + Total Debt – Cash and Temporary Investments

These non-U.S. GAAP financial measures are defined on pages 44, 70 and 71 and, for financial information presented using such measures, are reconciled to the most directly comparable U.S. GAAP financial measures on page 71.

Management believes that these non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on Sylvamo’s financial condition and results of operations. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating Sylvamo’s performance, including for purposes of compensation decisions. Non-U.S. GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for, or superior to, U.S. GAAP financial measures. In addition, because not all companies use identical calculations, the non-U.S. GAAP financial measures referenced in this Proxy Statement may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry.

viii  Sylvamo

Proposals Submitted for Your Vote at the 2024 Annual Meeting

This section presents each item of business for the Annual Meeting and the voting recommendations of our Board.

Proposal 1

Elect eleven director nominees to our Board

The Board has nominated our current directors, Jean-Michel Ribiéras, Stan Askren, Christine Breves, Jeanmarie Desmond, Liz Gottung, Joia M. Johnson, Karl L. Meyers, David Petratis, J. Paul Rollinson, Mark W. Wilde and James P. Zallie, to be elected to serve on our Board for one year until the 2025 annual meeting of our shareowners and the date a qualified successor has been elected, or until the director’s resignation, removal or death, if earlier.

Each nominee has consented to being named as a nominee in this Proxy Statement and serving on the Board if elected.

We do not know of any reason why any nominee would be unable to or would not serve as a director if elected. If, prior to the Annual Meeting, a nominee is unable or unwilling to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, or the Board may reduce its size.

There are no family relationships among our director nominees and executive officers.

All of our director nominees have served on the Board since the 2023 annual meeting of our shareowners.

More information about the director nominees is in the section of this Proxy Statement entitled “Executive Officers and Directors.”

The Board recommends that you vote FOR each nominee

Vote Required to Elect Nominees

Sylvamo has implemented majority voting in uncontested elections of directors. For a nominee to be re-elected a director at the Annual Meeting, a majority of the votes cast must be “for” the nominee’s election.

If an incumbent director nominee does not receive the requisite vote to be elected, our amended and restated bylaws require the nominee to tender a resignation from the Board, contingent on the Board’s acceptance of the resignation. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or decline the resignation, considering all factors it determines as relevant and in the best interests of Sylvamo and its shareowners. The Board (except the director who tendered the resignation) will decide whether to accept the resignation by no later than its next regularly scheduled Board meeting after the Annual Meeting’s election results are certified. The Board will announce its decision on the tendered resignation in a current report on Form 8-K or a periodic report filed with the SEC.

Your Voting Options

You may vote “for” or “against” a nominee, or you may “abstain” from voting with respect to a nominee. Abstentions will not count as votes and will have no effect on the results.

Proxy Statement 2024  1

PROPOSALS SUBMITTED FOR YOUR VOTE AT THE 2024 ANNUAL MEETING

If you hold your shares in street name through a bank or broker, your failure to provide voting instructions to your bank or broker will cause your shares to be considered “broker non-votes” because your bank or broker is not entitled to vote your shares in its discretion on this proposal. Broker non-votes will not count as votes cast and will have no effect on the results.

Holders of proxies solicited by this Proxy Statement will vote your proxy received by them as directed on the proxy card or, if no direction is made, “for” the election of all eleven nominees.

Cumulative voting is not permitted. Proxies cannot be voted for a greater number of individuals than the eleven nominees named in this Proxy Statement.

Proposal 2

Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm

Our Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for 2024.

At the Annual Meeting, our shareowners will vote on a non-binding basis to ratify the appointment of Deloitte as our independent registered public accounting firm for 2024.

Your ratification of the Audit Committee’s appointment of Deloitte is not required for the appointment to be valid. However, we value your opinion and believe that shareowner ratification of the appointment is a good corporate governance practice. If this proposal does not receive enough affirmative votes to ratify the appointment of Deloitte, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time, if the Audit Committee determines that such a change would be in our and our shareowners’ best interests.

Deloitte served as our independent registered public accounting firm for our full 2023 fiscal year.

Representatives of Deloitte are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

The Board recommends that you vote FOR Proposal 2

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting.

Your Voting Options

You may vote “for” or “against” this proposal, or you may “abstain” from voting. Abstentions will have the same effect as votes cast against this proposal because they are considered shares present at the meeting for purposes of determining a quorum.

If you hold your shares in street name through a bank or broker and fail to provide your bank or broker with voting instructions, your bank or broker may vote your shares in its discretion because the ratification of the appointment of our independent registered public accounting firm is a routine matter. As a result, we do not expect there to be any broker non-votes associated with this proposal.

Holders of proxies solicited by this Proxy Statement will vote your proxy received by them as directed on the proxy card or, if no direction is made, “for” ratification of the appointment of Deloitte as our independent registered public accounting firm.

2  Sylvamo

PROPOSALS SUBMITTED FOR YOUR VOTE AT THE 2024 ANNUAL MEETING

Proposal 3

Approve, on a non-binding advisory basis, the compensation of our named executive officers

Our Board seeks your approval of the compensation of our NEOs as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”), including in the Compensation Discussion and Analysis, related compensation tables and narrative disclosures that accompany the compensation tables. This is typically called a “say-on-pay” vote.

More specifically, our Board asks you to approve the following non-binding resolution at the Annual Meeting:

“Resolved, that the compensation paid to Sylvamo’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Exchange Act, including in the Compensation Discussion and Analysis, the related compensation tables and narrative disclosures, is hereby approved.”

Our Board is presenting you with this “say-on-pay” proposal for your vote, because at our 2022 annual meeting of shareowners, a majority of our shareowners voted, consistent with our Board’s recommendation, to hold an annual non-binding say-on-pay vote. A say-on-pay vote will be held every year unless our shareowners vote, at their annual meeting to be held in 2028, to approve a different frequency of say-on-pay voting. Our Board believes that an annual say-on-pay vote allows our shareowners to provide us with regular, direct input on our executive compensation philosophy, policies and practices as disclosed in our annual proxy statements, and is consistent with our practice of shareowner engagement on our performance, long-term strategy, governance, and other related matters.

Although the say-on-pay vote is a non-binding advisory vote, the Management Development and Compensation Committee and the Board will consider the outcome of this vote when making future compensation decisions regarding our NEOs.

The Board recommends that you vote FOR Proposal 3

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting.

Your Voting Options

You may vote “for” or “against” this proposal, or you may “abstain” from voting. Abstentions will have the same effect as votes cast against this proposal, because they are considered shares present at the meeting for purposes of determining a quorum.

If you hold your shares in street name through a bank or broker, your failure to provide voting instructions to your bank or broker will cause your shares to be considered “broker non-votes” because your bank or broker is not entitled to vote your shares in its discretion for this proposal. Broker non-votes will have the same effect as votes cast against this proposal because they are considered shares present at the meeting for purposes of determining a quorum.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, “for” the non-binding advisory resolution approving the compensation of our NEOs.

Proxy Statement 2024  3

PROPOSALS SUBMITTED FOR YOUR VOTE AT THE 2024 ANNUAL MEETING

Proposal 4

Approve an amendment to our Amended and Restated Certificate of Incorporation to eliminate our officers’ personal liability for breach of fiduciary duty to the fullest extent permitted by Delaware law

Sylvamo’s Charter protects our directors from personal monetary liability (referred to as “exculpation”) for breach of fiduciary duty, under limited circumstances in accordance with Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”). The Charter does not include a similar provision for Sylvamo’s officers. When our Charter was adopted and later amended and restated in 2021, the DGCL permitted Delaware corporations to provide exculpation protection for directors, but not officers. The DGCL was amended in August 2022 to permit Delaware corporations to expand exculpation protection to certain officers under limited circumstances.

The Board has determined that it is advisable and in the best interests of Sylvamo and its shareowners to amend our Charter. If approved by our shareowners, the proposed Charter amendment would modify Article SIXTH of the Charter to read in its entirety as follows (content added by the amendment is in bold underlined text, content deleted by the amendment is struck through):

SIXTH. ~~Director Indemnification.~~ Director and Officer Limitation of Liability. No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of ~~his or her~~ fiduciary duty as a director or officer, provided that nothing contained in this Article SIXTH shall eliminate or limit the liability of a director or officer (a) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) a director under Section 174 of the DGCL, ~~or~~ (d) for any transaction from which the director or officer derived an improper personal benefit, or (e) an officer for any action by or in the right of the Corporation. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article SIXTH, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time.”

Replacing Article SIXTH of our Charter with the proposed Article SIXTH above is the only proposed change to our Charter.

As proposed, the Charter amendment would eliminate the personal liability of certain officers (as defined in DGCL Section 102(b)(7)) for monetary damages for breach of fiduciary duty, to the fullest extent permitted by Section 102(b)(7) of the DGCL. Personal liability would not be eliminated for

•	breach of the duty of loyalty, effectively restricting the elimination of liability to breaches of the duty of care,

•	acts or omissions that were not in good faith, intentional misconduct or knowing violations of law,

•	any transactions from which the officer receives an improper personal benefit, or

•	breach of fiduciary duty claims brought by or in the right of Sylvamo, including claims brought by our shareowners derivatively in the name of Sylvamo.

In declaring advisable and recommending that shareowners adopt the proposed Charter amendment, the Board took into account these factors

•

Officers of a corporation frequently must make decisions in response to time-sensitive opportunities and challenges, which in the absence of protections against personal liability can create a substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, sometimes regardless of merit. Limiting officers’ concerns about personal liability in certain circumstances would allow them to best exercise their business judgment in furtherance of Sylvamo’s and our shareowners’ interests, while minimizing the distraction posed by frivolous lawsuits and the risk of an officer’s financial ruin as the result of an unintentional misstep.

4  Sylvamo

PROPOSALS SUBMITTED FOR YOUR VOTE AT THE 2024 ANNUAL MEETING

•

The proposed Charter amendment would reduce the risk of frivolous claims involving Sylvamo’s officers, including claims brought only to increase the settlement value of a lawsuit, against which our Charter currently protects our directors but not our officers.

•

Many companies chartered in Delaware have adopted, or are adopting, charter amendments to limit their officers’ personal liability under the circumstances permitted by Delaware law, since August 2022 when the DGCL was amended to allow for Delaware corporations to provide their officers with such protection. We expect that more companies will amend their charters to provide their officers with such protection. If the proposed amendment to our Charter is not approved, we might be hindered in our ability to compete against those companies in recruiting and retaining exceptionally qualified officers, due to a candidate’s or officer’s concerns about personal liability exposure at Sylvamo relative to the limitations on personal liability exposure offered at companies providing such protection.

•

Although the proposed Charter amendment would eliminate officers’ personal monetary liability for direct claims that they breached their fiduciary duty, except as set forth in the DGCL, it would not eliminate such liability if the claim were brought by or in the right of Sylvamo itself, including by shareowners derivatively in Sylvamo’s name. Thus, the Company and shareowners (including through derivative suits) would retain the right to bring appropriate actions in the name of Sylvamo against officers for alleged breaches of their fiduciary duty.

•

Also as noted above, the proposed Charter amendment would not eliminate officers’ personal monetary liability for breach of the duty of loyalty, or for acts or omissions not in good faith, intentional misconduct or knowing violations of law, or with respect to a transaction in which the officer receives an improper personal benefit.

The Board has unanimously approved and declared advisable an amendment to the Charter to eliminate the personal monetary liability of certain of our officers to the fullest extent permitted by Delaware law, as described above, and recommends that Sylvamo’s shareowners adopt the proposed Charter amendment at the Annual Meeting.

If shareowners approve this proposal to amend the Charter at the Annual Meeting, we intend to file a Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware, the form of which is attached as Annex A to this Proxy Statement and is considered part of this Proxy Statement. We anticipate filing the Certificate of Amendment promptly after the Annual Meeting if this proposal is approved.

The Board recommends that you vote FOR Proposal 4

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the shares outstanding on the record date.

Your Voting Options

You may vote “for” or “against” this proposal, or you may “abstain” from voting. Abstentions will have the same effect as votes cast against this proposal because they are considered votes present at the meeting for purposes of determining a quorum.

If you hold your shares in street name through a bank or broker, your failure to provide voting instructions to your bank or broker will cause your shares to be considered “broker non-votes” because your bank or broker is not entitled to vote your shares in its discretion on this proposal. Broker non-votes will have the same effect as votes cast against this proposal because they are considered shares present at the meeting for purposes of determining a quorum.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, “for” approving the proposed Charter amendment.

Proxy Statement 2024  5

PROPOSALS SUBMITTED FOR YOUR VOTE AT THE 2024 ANNUAL MEETING

If you are a registered shareowner that received a notice that the proxy materials are available on the Internet, or you received a full set of proxy materials including a proxy card, please vote as promptly as possible by using one of the following methods:

INTERNET	Go to www.proxypush.com/SLVM and follow the voting instructions on the notice or proxy card that you received.

PHONE	Call 866-509-1053 and follow the voting instructions on the notice or proxy card that you received.

MAIL	Follow the voting instructions for voting by mail on the notice or proxy card that you received.

AT THE MEETING	Attend the meeting, provide a government-issued proof of identification and vote in person when voting is held during the meeting.

If you hold your shares in street name through a bank or broker, refer to the voting instructions received from your bank or broker for information on how to vote at the Annual Meeting, and to vote in person at the meeting, you must present a valid legal proxy from your bank or broker that is the record holder of your shares.

Important Notice Regarding the Availability of Proxy Materials for Shareholder Meeting to Be Held on May 16, 2024

The Proxy Statement and our Annual Report are available for review at www.proxydocs.com/SLVM.

A Notice of Internet Availability of Proxy Materials, or a copy of the Proxy Statement, our Annual Report and other proxy materials, are first being sent to shareowners on or about April 5, 2024.

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Information about the Annual Meeting

Meeting Date and Time

The Annual Meeting will be held on Thursday, May 16, 2024, at 11:30 a.m. U.S. Central Time. The Annual Meeting will be held at Sylvamo World Headquarters, 6077 Primacy Parkway, Memphis, Tennessee 38119.

Shareowners of record of Sylvamo common stock at the close of business on the record date, March 18, 2024, or their duly authorized proxy holders, are entitled to vote on each matter submitted to a vote at the Annual Meeting and at any adjournment or postponement of the meeting. There were 41,461,657 shares of Sylvamo common stock outstanding on March 18, 2024. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. A list of shareowners as of the record date will be available for inspection and review at our headquarters in Memphis, Tennessee, starting May 2, 2024. To review the list, contact our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.” We will also make the list available for inspection in person at the Annual Meeting.

Voting and Attendance

Why am I receiving these proxy materials?

We have made these materials available to you or delivered paper copies to you by mail because you are a Sylvamo shareowner of record as of March 18, 2024, and our Board is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that we are required to provide to you under SEC rules and is intended to assist you in determining how to vote your shares.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. The person you designate is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. By voting electronically on the Internet, voting by telephone, or signing and returning a proxy card, you will have authorized three Sylvamo executive officers — Jean-Michel Ribiéras, Chairman and Chief Executive Officer; John V. Sims, Senior Vice President and Chief Financial Officer; and Matthew L. Barron, Senior Vice President, Chief Administrative and Legal Officer, and Corporate Secretary — to represent you as your proxy and vote your shares at the Annual Meeting in accordance with your instructions. If you do not provide instructions, they may vote with respect to each proposal in their discretion in accordance with the recommendations of the Board, as stated in the section of this Proxy Statement entitled “Proposals Submitted for Your Vote at the 2024 Annual Meeting.” If you submit a valid proxy, they also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

What is included in the proxy materials?

The proxy materials for the Annual Meeting include:

•	Notice of 2024 Annual Meeting of Shareowners of Sylvamo Corporation (“Annual Meeting Notice”)

•	Proxy Statement

•	Annual Report

If you receive a paper copy of the proxy materials, then a proxy card or voting instruction form and pre-paid return envelope are also included. The Annual Meeting Notice and Proxy Statement, our Annual Report and other proxy materials are first being made available for viewing and printing at www.proxydocs.com/SLVM and are first being mailed or otherwise made available to shareowners of record beginning on or about April 5, 2024.

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INFORMATION ABOUT THE ANNUAL MEETING

Why did I receive a Notice of the Internet Availability of Proxy Materials instead of a full set of proxy materials?

We are furnishing proxy materials to our shareowners primarily through notice-and-access delivery pursuant to SEC rules. As a result, beginning April 5, 2024, we are mailing to many of our shareowners a Notice of Internet Availability containing instructions on how to access the proxy materials on the Internet. Shareowners who have affirmatively requested electronic delivery of our proxy materials will receive instructions via email regarding how to access these materials electronically. Shareowners who have previously requested to receive a paper copy of the materials will receive a full paper set of the proxy materials by mail. Using the notice-and-access method of proxy delivery expedites receipt of proxy materials by our shareowners and reduces the cost of producing and mailing the full set of proxy materials. If you receive a Notice of Internet Availability by mail, you will not receive a paper copy of the proxy materials in the mail unless you request a paper copy. Instead, the Notice of Internet Availability instructs you on how to access the proxy materials and vote on the Internet. To request that a paper copy of the proxy materials be sent to you by mail, follow the instructions in the Notice of Internet Availability.

How many votes must be present to hold the Annual Meeting?

Holders of record of Sylvamo common stock present, in person or by proxy, at the Annual Meeting, representing a majority of the number of shares entitled to vote at the meeting (at least 20,730,829 votes) is required to constitute a quorum and transact business at the Annual Meeting. Shares held of record and represented by signed proxy cards, including those marked “abstain” or returned without voting instructions, will be counted as present in determining if a quorum exists. In addition, if you hold shares in street name through a bank or broker, your shares will also be counted as present for the purpose of determining whether the quorum for the Annual Meeting is satisfied, even if you do not provide instructions to your bank or broker, if your bank or broker exercises its discretion to vote on Proposal 2 (a routine proposal). We urge you to vote by proxy even if you plan to attend the Annual Meeting in person. That will help us know as soon as possible that we have enough shares represented to hold the meeting. Returning your proxy will not affect your right to revoke your proxy, attend the Annual Meeting or vote in person at the Annual Meeting.

How do I vote my shares?

If you are a “holder of record” (that is, if your shares are registered in your own name with our transfer agent), you have several options. You may vote in advance of the meeting on the Internet, by telephone or by mail using a written proxy card. You may request a physical proxy card by following the instructions included on the Notice of Internet Availability that you received. If you are a holder of record, you also will have the option to vote your shares in person at the Annual Meeting by delivering a completed proxy card in person or completing and delivering a ballot in person. We will distribute ballots to holders of record who wish to vote in person at the meeting.

If you hold your shares in street name through a bank or broker, you have the right to direct your bank or broker how to vote your shares. If you receive a Notice of Internet Availability or voting instruction form from your bank or broker, please follow the instructions provided on the form. If you do not instruct your bank or broker how to vote your shares, it will nevertheless be entitled to vote your shares with respect to “routine” items (Proposal 2), but it will not be permitted to vote your shares with respect to “non-routine” items (Proposals 1, 3 and 4). In the case of a non-routine item, your shares will be considered “broker non-votes.” Also, you may vote at the meeting if you obtain and bring to the meeting a valid legal proxy from your bank or broker that holds your shares giving you the right to vote the shares at the meeting.

How do I attend the Annual Meeting?

The location of the Annual Meeting is Sylvamo World Headquarters, 6077 Primacy Parkway, Memphis, Tennessee 38119. The meeting will not be held virtually. If you wish to attend the Annual Meeting, please arrive in person no later than 15 minutes before the meeting start time of 11:30 a.m. U.S. Central Time on May 16, 2024, to allow sufficient time to sign in and be seated before the meeting commences.

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INFORMATION ABOUT THE ANNUAL MEETING

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting, but only on business that could have been transacted at the Annual Meeting before it was postponed or adjourned. You will still be able to change or revoke your proxy until it is voted at the postponed or adjourned meeting.

Can I change or revoke my vote or proxy?

Yes, you may change your vote or revoke your proxy at any time before or at the Annual Meeting.

If you are a holder of record, you may change your vote or revoke your proxy by:

•	casting a new vote by telephone or on the Internet prior to the Annual Meeting;

•	properly completing and signing another proxy card with a later date and returning the proxy card prior to the Annual Meeting;

•

giving written revocation in person at the Annual Meeting before voting commences or by mail delivered before the Annual Meeting to the attention of our Corporate Secretary at the street address noted in this Proxy Statement under the heading “How to Contact Us;” or

•	casting a new vote in person at the Annual Meeting.

If you hold your shares in street name through a bank or broker, you may change or revoke your voting instructions by contacting your bank or broker prior to the Annual Meeting.

What if I do not indicate my vote for one or more of the proposals on my proxy card?

If you are a holder of record and you return a signed proxy card without indicating your vote, your shares will be voted as follows:

•	for Proposal 1 to elect as our directors all eleven nominees named in the Proxy Statement;

•	for Proposal 2 to ratify the appointment of Deloitte as our independent registered public accounting firm for 2024;

•	for Proposal 3 to approve, on a non-binding advisory basis, the compensation of our NEOs; and

•

for Proposal 4 to approve an amendment to our Amended and Restated Certificate of Incorporation to eliminate our officers’ personal liability for breach of fiduciary duty to the fullest extent permitted by Delaware law.

If you are a holder of record and you do not return a proxy card or vote in person at the Annual Meeting, your shares will not be voted and will not count toward the quorum necessary to hold the meeting.

If your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares will still be counted toward the quorum requirement for the Annual Meeting provided that your bank or broker votes your shares utilizing its discretionary authority for Proposal 2 as noted below. The failure to instruct your bank or broker how to vote will impact the vote on the proposals for consideration at the Annual Meeting as follows:

•

Proposals 1, 3 and 4 — if you do not provide voting instructions, your bank or broker will not be permitted to vote your shares on any of these proposals, and your shares will be considered broker non-votes. A broker non-vote will have no effect on the outcome of Proposal 1. A broker non-vote will have the same effect as a vote cast against each of Proposals 3 and 4.

•	Proposal 2 — your bank or broker may vote your shares at its discretion.

Proxy Statement 2024  9

INFORMATION ABOUT THE ANNUAL MEETING

Will my vote be confidential?

Yes. Your vote is confidential and will not be disclosed to our directors or employees, unless in accordance with law.

Will our directors attend the Annual Meeting?

Our Corporate Governance Guidelines set an expectation that all directors attend annual meetings of shareowners. All of our directors attended our 2023 annual meeting of shareowners, and we expect that they will attend the Annual Meeting.

Who will solicit proxies on behalf of Sylvamo?

Sylvamo pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, email or other electronic transmission or in person, without compensation. We have hired Alliance Advisors, LLC to solicit proxies for an estimated fee of approximately $25,000, plus expenses.

What is householding?

We have adopted “householding,” a procedure by which shareowners of record who have the same address and last name and do not participate in electronic delivery will receive only one copy of the Notice of Internet Availability or the proxy materials, unless one or more of those shareowners notifies us that they wish to continue receiving individual copies. This procedure saves us printing and mailing costs. Shareowners will continue to receive separate proxy cards. We will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability or the proxy materials to a shareowner at a shared address to which a single copy of the documents was delivered. To request separate copies of the Notice of Internet Availability or the proxy materials, or to request that only a single copy be sent to the household, either now or in the future, please call us at 1-866-735-0665, or send your written request to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.”

How do I change future proxy delivery options?

If you hold your shares in street name and wish to receive separate copies of future Notices of Internet Availability or sets of proxy materials, or if you currently receive multiple copies of the Notice of Internet Availability or multiple sets of proxy materials and would like to receive a single copy or set, please contact call Broadridge Financial Solutions, Inc., at 1-866-540-7095, or send your written request to:

Broadridge Financial Solutions, Inc.

Householding Dept.

51 Mercedes Way

Edgewood, NY 11717

Communicating with the Board

How do I communicate with the Board?

Shareowners or other interested parties may communicate with our entire Board, a Board committee, the Chairman, the independent directors as a group, the Lead Independent Director or any one or more specific directors by writing to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.” Our Corporate Secretary will forward all communications relating to Sylvamo’s interests, other than business solicitations, advertisements, job inquiries or improper communications, directly to the appropriate director(s). For more information about communicating with the Board, see page 19.

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INFORMATION ABOUT THE ANNUAL MEETING

Matters Pertaining to Sylvamo’s 2025 Annual Meeting of Shareowners

What is the deadline for consideration of Rule 14a-8 shareowner proposals for inclusion in Sylvamo’s proxy statement for the 2025 annual meeting of shareowners?

A shareowner who wishes to submit a proposal under Rule 14a-8 of the Exchange Act, for inclusion in our proxy statement and form of proxy for the 2025 annual meeting of shareowners, must send the proposal to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.” We must receive the proposal at our principal executive offices on or before December 7, 2024, and the proposal must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.

Can I nominate a director in connection with the 2025 annual meeting of shareowners?

Yes. If you would like to make a director nomination for the 2025 annual meeting of shareowners, you must submit such nomination in accordance with the advance notice provisions in our Amended and Restated By-Laws (“Bylaws”). Our Bylaws are available for review as an exhibit linked to our 2023 Form 10-K, accessible at www.sylvamo.com at the “investors” link. Any such nomination must be received by our Corporate Secretary at our principal executive officers at the address in this Proxy Statement under the heading “How to Contact Us,” no earlier than January 16, 2025 and no later February 15, 2025 (assuming we do not hold our 2025 annual meeting more than 30 days before or 70 days after the anniversary date of the Annual Meeting), and written notice of any such nomination must include all information required by our Bylaws in connection with such nomination, including with respect to both the shareowner proponent and the nominee for director, and such notice and nomination must otherwise comply with our Bylaws.

If we hold our 2025 annual meeting more than 30 days before or 70 days after the anniversary date of the Annual Meeting, then the written notice and information required by our Bylaws must be received by our Corporate Secretary no later than the close of business on the later of the 90th day prior to our 2025 annual meeting or the close of business on the 10th day following the day on which public announcement of the date of our 2025 annual meeting is first made by us.

In addition to satisfying the requirements of our Bylaws, to comply with the SEC’s universal proxy rules, if you intend to solicit proxies in support of nominees other than the Company’s nominees, you must also comply with the additional requirements of Rule 14a-19 under the Exchange Act, which written notice must be postmarked or transmitted electronically to our Corporate Secretary at our principal executive offices no later than March 17, 2025. However, if the date of our 2025 annual meeting is changed by more than 30 days before or after the anniversary date of the Annual Meeting, then written notice must be provided by the later of the 60th day prior to the date of our 2025 annual meeting and the 10th day following the day on which public announcement of the date of the annual meeting is first made by us.

In the event any director nomination is made properly in accordance with our Bylaws and the applicable rules as set forth above, the Nominating and Corporate Governance Committee will consider the nominee as a potential nominee for election to our Board at our 2025 annual meeting. The Nominating and Corporate Governance Committee uses the same criteria to evaluate candidates nominated by shareowners as it does for any other candidate for director.

Can I raise other business at the 2025 annual meeting of shareowners?

Yes. If you would like to raise any business (other than director nominations) but not include it in our proxy materials for the 2025 annual meeting, you must raise such business in accordance with the advance notice provisions set forth in our Bylaws. Any such notice must be received by our Corporate Secretary at our principal executive offices at the address in this Proxy Statement under the heading “How to Contact Us,” no earlier than January 16, 2025 and no later February 15, 2025 (assuming we do not hold our 2025 annual meeting more than 30 days before or 70 days after the anniversary date of our Annual Meeting), and must otherwise comply with and include all information required by our Bylaws. If we hold our 2025 annual meeting more than 30 days before or 70 days after the anniversary date of the Annual Meeting, then the written notice and information required by our Bylaws must be received by our Corporate Secretary at our principal executive offices no later than the close of business on the later of the 90th day prior to our 2025 annual meeting or the close of business on the 10th day following the day on which public announcement of the date of our 2025 annual meeting is first made.

Proxy Statement 2024  11

Corporate Governance

Board Composition and Director Independence

Our business and affairs are managed under the direction of our Board. Currently, the size of our Board is eleven directors. Our directors are elected annually to serve until the next annual meeting of shareowners or until their successors are duly elected and qualified.

The number of members on our Board may be fixed by majority vote of the members of our Board. Any vacancy in our Board will be filled by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Each director will hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

Our Board has previously determined that Stan Askren, Christine S. Breves, Jeanmarie Desmond, Liz Gottung, Joia M. Johnson, Karl L. Meyers, David Petratis, J. Paul Rollinson, Mark W. Wilde and James P. Zallie are independent in accordance with applicable rules and regulations of the SEC and NYSE.

Board Leadership Structure

Our Board is currently led by our Chairman and Chief Executive Officer, Jean-Michel Ribiéras. Our Board does not mandate the separation of the offices of Chairman and Chief Executive Officer. Our Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer in any way that is in the best interests of Sylvamo at a given point in time. The independent directors on our Board elected David Petratis as our Lead Independent Director, who presides over meetings of the independent directors, has authority over certain governance matters and, in consultation with the chair of the Management Development and Compensation Committee, organizes the processes for the independent directors’ annual performance review of the Chief Executive Officer and, in succession planning, for the selection of the CEO. Our Board believes this governance structure currently promotes a balance between the Board’s independent authority to oversee our business and the Chief Executive Officer and his management team who manage the business on a day-to-day basis. Our Board expects to periodically review its leadership structure to ensure that it continues to meet our needs, including with respect to risk oversight responsibilities. For more information about the Board’s risk oversight, see “Risk Oversight” on page 16.

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CORPORATE GOVERNANCE

Board Committees

Our Board has an Audit Committee, a Management Development and Compensation Committee, and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are as set forth in the table and narrative below. In the future, our Board may establish other committees as it deems appropriate to assist it with its responsibilities.

Board Member	Audit Committee	Management Development and Compensation Committee	Nominating and Corporate Governance Committee

Jean-Michel Ribiéras

Stan Askren	●	●

Christine S. Breves	●

Jeanmarie Desmond	● chair		●

Liz Gottung		● chair	●

Joia M. Johnson		●	●

Karl L. Meyers			●

David Petratis			● chair

J. Paul Rollinson		●

Mark W. Wilde	●	●

James P. Zallie	●

Audit Committee

The Audit Committee, which consists of Jeanmarie Desmond (Chair), Stan Askren, Christine S. Breves, Mark W. Wilde and James P. Zallie, has the responsibility for, among other things, assisting the Board in reviewing and monitoring the quality and integrity of our financial statements, reviewing our accounting, financial and external reporting policies and practices, assessing our independent auditor’s qualifications and independence, overseeing the performance of our internal audit function and independent auditors, overseeing our compliance with legal and regulatory requirements and monitoring the risk of financial fraud involving our management and the controls in place to prevent, deter and detect fraud. The charter of our Audit Committee is available without charge on the investor relations portion of our website at https://investors.sylvamo.com/governance/governance-documents. It is also available without charge in print to any shareowner who requests it by sending their request to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.”

Our Board has determined that each director serving on the Audit Committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE. Our Board has determined that all directors on the Audit Committee are “financially literate” and that each of Ms. Desmond, Ms. Breves and Mr. Askren is an “audit committee financial expert” within the meaning of Item (d)(5) of SEC Regulation S-K and the applicable listing standards of the NYSE.

Audit Committee Engagement and Oversight of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements (sometimes referred to below as the “auditor”). To that end, the Audit Committee has adopted pre-approval policies and procedures for services performed by the independent registered public accounting firm. These policies and procedures are intended to assure that the provision of services by the auditor does not impair the auditor’s

Proxy Statement 2024  13

CORPORATE GOVERNANCE

independence. Pursuant to these policies and procedures, each year the Audit Committee receives a listing for services pre-approval that describes nature of work encompassed by the “audit,” “audit-related,” “tax” and “all other” auditor service categories. The term of any pre-approval is for the calendar year following the date of pre-approval, unless the Audit Committee specifically provides for a different period. The fees for all services pre-approved by the Audit Committee must be fixed or based on standard hourly rates for professional time incurred. Contingent fee arrangements are not permitted. If, subsequent to the pre-approval, specific services are considered by our management were not considered in the pre-approval categories, or the proposed cumulative fees are expected to exceed the pre-approval category range, then appropriate members of management and the auditor must request further approval of the Audit Committee, presenting information that is designed to validate that the proposed services or excess fees are consistent with the SEC’s rules on auditor independence.

The Audit Committee engaged Deloitte to perform an annual audit of the Company’s financial statements for the years ended December 31, 2022, and December 31, 2023.

Independent Auditor Fees and Services

The information below reports on the fees paid by us with respect to services provided by Deloitte in 2022 and 2023. All services rendered by Deloitte were approved by the Audit Committee and were determined to be permissible under applicable laws and regulations.

	2022 ($, in thousands)	2023 ($, in thousands)

Audit Fees	4,786	5,241

Audit-Related Fees	449	129

Tax Fees	1,299	886

All Other Fees	—	—

Total Fees	6,534	6,256

Pursuant to rules adopted by the SEC, the fees paid to Deloitte for the services that it provided in 2022 and 2023 are presented in the table above under the following categories:

•	Audit Fees: fees for audit services, services associated with SEC filings (including review of our quarterly financial information) and statutory and subsidiary audits

•	Audit-Related Fees: fees for acquisition and divestiture services, employee benefit plans audits and research tools

•	Tax Fees: fees for tax planning and advice, tax compliance, review and consultation on regulatory matters and advice on tax-related organizational matters

•	All Other Fees: fees for other permissible work that does not meet the above category descriptions.

Audit Committee Report

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2023.

The Audit Committee assists the board of directors in its oversight of Sylvamo’s financial reporting processes and the independent audit of Sylvamo’s financial statements. The Audit Committee’s responsibilities are more fully described in its charter, which is available at www.sylvamo.com under the “Investors” tab at the “Governance – Governance Documents” link. Paper copies of the Audit Committee charter may be obtained, without cost, by written request to Mr. Matthew L. Barron, Corporate Secretary, Sylvamo Corporation, 6077 Primacy Parkway, Memphis, TN 38119.

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CORPORATE GOVERNANCE

Sylvamo’s management is responsible for Sylvamo’s internal controls and financial reporting processes, and for preparing Sylvamo’s financial statements. Deloitte & Touche LLP, an independent registered public accounting firm, performed an independent audit of Sylvamo’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressed an opinion on the conformity of the financial statements to accounting principles generally accepted in the United States of America. Deloitte also audited and expressed an opinion on the effectiveness of Sylvamo’s internal control over financial reporting as of December 31, 2023, based on criteria established in “Internal Control — Integrated Framework (2013)” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Against this background, in fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and Deloitte Sylvamo’s audited financial statements for the 2023 fiscal year, management’s assessment of the effectiveness of Sylvamo’s internal control over financial reporting, and Deloitte’s opinion on Sylvamo’s internal control over financial reporting. The Audit Committee has discussed with Deloitte the matters required to be discussed by PCAOB Auditing Standard No. 1301, “Communications with Audit Committees,” and the U.S. Securities and Exchange Commission. The Audit Committee has received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning its independence, and has discussed with Deloitte its independence from Sylvamo and its management. The Audit Committee has also considered whether the provision of non-audit services by Deloitte is compatible with maintaining the firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to Sylvamo’s Board that Sylvamo’s audited financial statements be included in Sylvamo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

By the Audit Committee

•	Jeanmarie Desmond, Chair

•	Stan Askren

•	Christine S. Breves

•	Mark W. Wilde

•	James P. Zallie

Management Development and Compensation Committee

The Management Development and Compensation Committee, which consists of Liz Gottung (Chair), Stan Askren, Joia M. Johnson, J. Paul Rollinson and Mark W. Wilde, is responsible for overseeing Sylvamo’s overall compensation programs, approving the compensation of our senior vice presidents, recommending the CEO’s compensation to our independent directors for approval, conducting the CEO’s performance evaluation, reviewing with management our annual Compensation Discussion and Analysis, assessing risk associated with our compensation strategy and programs, advising management on human capital management strategies (including culture, inclusion and diversity), reviewing and recommending actions based on the results of shareowner advisory votes on our executive compensation, and ensuring that we have in place policies and programs for the development and succession planning of senior management. The charter of our Management Development and Compensation Committee is available without charge on the investor relations portion of our website at https://investors.sylvamo.com/governance/governance-documents. A paper copy is available without charge to any shareowner who requests it by sending the request to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.”

Each director serving on the Management Development and Compensation Committee qualifies as a “non-employee director” as defined in Exchange Act Rule 16b-3 and is “independent” under the NYSE’s independence requirements for compensation committee members.

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CORPORATE GOVERNANCE

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which consists of David Petratis (Chair), Jeanmarie Desmond, Liz Gottung, Joia M. Johnson and Karl L. Meyers, is responsible for assuring that the Company abides by sound corporate governance principles, identifying, evaluating and recommending nominees to the Board for election as our directors, assuring that shareowner communications (including shareowner proposals for inclusion in our annual proxy statement) are addressed appropriately, assuring that processes are in place for the evaluation of the Board, its committees and management, overseeing Board evaluations and providing oversight and guidance on sustainability matters. The charter of our Nominating and Corporate Governance Committee is available without charge on the investor relations portion of our website at https://investors.sylvamo.com/governance/governance-documents. A paper copy is available without charge to any shareowner who requests it by sending the request to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.”

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of that entity’s executive officers serving on our Board or our Management Development and Compensation Committee. During 2023, none of the members of the Management Development and Compensation Committee had any relationships requiring disclosure under the SEC’s related person transaction rules.

Risk Oversight

Our Board is responsible for overseeing our risk management. The Board exercises oversight responsibility directly and through its committees. The oversight responsibility of the Board and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the Board into the identification and assessment of key risks and our risk mitigation strategies.

The full Board is responsible for overseeing and evaluating our management of risks relating to strategy, operations, technology (particularly cybersecurity), financial matters, financial reporting, effective Board functioning, shareholder activism and sustainability/environmental, social and governance matters. The Board’s oversight is supplemented by the oversight of various Board committees, as described below.

Our Audit Committee oversees our management of major financial and accounting risk exposures, including risks monitored and managed by our internal audit department and risks raised by our external auditors. These include risks related to financial matters, financial reporting, Sarbanes-Oxley, and legal and regulatory compliance. The Audit Committee receives reports on and evaluates the steps our management has taken to monitor and control these risk exposures, including the relevant policies and procedures.

Our Management Development and Compensation Committee oversees our management of risks arising from our employment and compensation policies and practices, including financial risks associated with incentive compensation, attracting and retaining talent, and compliance with employment and labor laws and governmental requirements.

Our Nominating and Corporate Governance Committee oversees our management of risks involving potential conflicts of interest and related party transactions and has responsibility for oversight of sustainability, including climate-related, risk. It also assists the Board with oversight of risks related to effective Board functioning and shareholder activism.

For risks that each committee oversees, appropriate members of management who manage such risks at Sylvamo report on such risks to the appropriate committee, including how existing risks are monitored, how new risks are identified and evaluated, and how risks are addressed. These reports occur on a periodic basis that is at least annual, with more frequent reporting as appropriate depending primarily on the potential severity and likelihood of the risk. For example, the Audit Committee meets quarterly with our controller, manager of internal audit, and chief administrative and legal officer to discuss the areas over which it has risk management oversight.

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CORPORATE GOVERNANCE

Each committee reports to the full Board regarding these and all other significant matters covered at each meeting of the committee, promptly after such meeting.

Governance and Ethics Policies

Our Board has adopted the following policies that set forth standards of good corporate governance and ethics and reflect our guiding principle to always do the right things, in the right ways, for the right reasons:

•	Corporate Governance Guidelines

•	Code of Conduct

•	Code of Financial Ethics

•	Clawback Policy

•	Whistleblower Policy

The Corporate Governance Guidelines set forth our policies and procedures relating to corporate governance and comply with the listing standards of the NYSE. Our Corporate Governance Guidelines are available on our website at https://investors.sylvamo.com/governance/governance-documents.

The Code of Conduct applies to our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and other senior officers, in accordance with applicable rules and regulations of the SEC and the NYSE. Our Code of Conduct is available on our website at https://www.sylvamo.com/us/en/people—communities/ethics—compliance. We intend to disclose any amendments to the Code of Conduct and any waivers of its requirements on our website.

Paper copies of the Corporate Governance Guidelines and Code of Conduct are available, free of charge, to any shareowner who requests it by sending their request to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.”

The Code of Financial Ethics applies to our directors, officers and employees and addresses matters intended to deter wrongdoing and promote a culture of ethical and honest behavior. The Code of Financial Ethics is available on our website at https://investors.sylvamo.com/governance/governance-documents.

The Clawback Policy applies to our employees and provides for Sylvamo to recoup certain incentive compensation, as defined in the policy, in event our financial statements are restated due to Sylvamo’s material noncompliance with any financial reporting requirement under securities laws or the employee commits misconduct as defined in the policy. A copy of the Clawback policy is included as an exhibit to our 2023 Form 10-K.

The Whistleblower Policy sets forth our policies and procedures by which any person may report perceived financial or other misconduct concerning Sylvamo, on an anonymous basis in the discretion of the reporting person. The Whistleblower Policy is available on our website at https://investors.sylvamo.com/governance/governance-documents.

The above descriptions of our corporate governance and ethics policies are summaries only. Please refer to the full policies for more information about them.

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CORPORATE GOVERNANCE

Director Nomination Process

Our Nominating and Corporate Governance Committee considers appropriate criteria for filling vacant board of director positions, taking into consideration such factors as it deems appropriate, including the candidate’s experience and professional success, leadership and the highest level of personal and professional ethics, integrity and values. The Nominating and Corporate Governance Committee seeks qualified candidates with diverse backgrounds to promote diversity of thought and experience. The Nominating and Corporate Governance Committee makes recommendations to the full Board which in turn will make the final determination whether to nominate or appoint the new director after considering the Nominating and Corporate Governance Committee’s recommendation. The Nominating and Corporate Governance Committee will consider director candidates proposed by shareowners on the same basis as recommendations from other sources. Any shareowner who wishes to recommend a prospective candidate for the Board for consideration by the Nominating and Corporate Governance Committee may do so by submitting the name and qualifications of the prospective candidate, among other things, in writing to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.” Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the Board. Our Bylaws set forth the requirements and procedures for director nomination by a shareowner of persons for election to the Board. Additionally, submission of director nominations in connection with an annual meeting of shareowners and for inclusion in the Company’s proxy statement must comply with the requirements summarized in the section of this Proxy Statement under the heading “Matters Pertaining to Sylvamo’s 2025 Annual Meeting of Shareowners.”

Director “Overboarding” Limits

Our Corporate Governance Guidelines provide that our directors may serve on no more than three public company boards of directors, in addition to Sylvamo’s Board. They also provide that our Audit Committee members may serve on no more than three public company audit committees (including our Audit Committee) without first engaging in a process whereby the Board evaluates the potential impact of the proposed additional audit committee service on their ability to serve effectively on the Audit Committee.

Mandatory Director Retirement

Pursuant to our Corporate Governance Guidelines, directors must retire from our Board effective no later than December 31st of the year in which the director attains the age of 75 years.

Executive Sessions

The NYSE’s listing standards require that our non-management directors meet regularly in executive session without management present. Our Corporate Governance Guidelines require our independent, non-management directors to hold two such executive sessions per year. In 2023, our independent, non-management directors held four executive sessions. The presiding director at executive sessions is our Lead Independent Director. Executive sessions are of no fixed duration, and our directors are encouraged to raise and discuss any matters of interest.

Director Attendance at Board and Committee Meetings

The Board and its committees hold meetings on at least a quarterly basis. In 2023: the Board met six times; the Audit Committee met four times; the Management Development and Compensation Committee met six times; and the Nominating and Corporate Governance Committee met four times. Each incumbent director attended at least 75%, in the aggregate, of the meetings of the Board and the committees on which he or she served.

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CORPORATE GOVERNANCE

Board Self-Assessments

Pursuant to our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee annually initiates and oversees self-assessments by the Board and its committees in accordance with the NYSE’s listing standards, reviews and discusses the self-assessments, and reports its findings and recommendations to the Board. Our Board and its committees conducted self-assessments in October 2023.

Shareowner Engagement

We expect all of our directors to attend our annual meetings of shareowners and be available to answer questions from shareowners at the meetings. Between meetings, we expect Jean-Michel Ribiéras, our Chairman and Chief Executive Officer, and/or John V. Sims, our Senior Vice President and Chief Financial Officer, to engage with shareowners on a regular basis, primarily at industry and financial conferences and one-on-one meetings.

Communicating with the Board

Our Board has adopted a Board of Directors Communication Policy because the Board values the input and insights of our shareowners and other interested parties and believes that effective communication strengthens the role of the Board as an active, informed and engaged body. To facilitate communication, the policy outlines the procedures for communicating with the Board, the committees of the Board and the members of the Board or any of its committees. Our Board of Directors Communication Policy is available for review at https://investors.sylvamo.com/governance/governance-documents.

Shareowners or other interested parties may communicate with our entire Board, a Board committee, the Chairman, the independent directors as a group, the Lead Independent Director or any one or more specific directors by writing to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.” Our Corporate Secretary will forward all communications relating to Sylvamo’s interests directly to the appropriate director(s), except for communications that our Corporate Secretary determines, based on his review and consultation with our CEO or CFO, are not appropriate to forward to director(s) because they are primarily commercial in nature such as business solicitations, advertisements and job inquiries, or they are related to an improper or irrelevant topic, or they request general information about Sylvamo.

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Sylvamo will initially receive and process the communications before forwarding them to the addressee.

Certain Securities Transactions

Short Sales and Options

Our Insider Trading Policy prohibits our directors and executive officers from short sales of and options trading in our securities (including puts and calls). Short sales and such other transactions may evidence an expectation on the part of the seller that our securities will decline in value and signal to the market an absence of confidence in our short-term prospects, as well as potentially reduce the seller’s incentive to improve our performance.

Pledges and Hedges

Our Insider Trading Policy also prohibits any of our directors and executive officers from pledging our securities or engaging in hedging transactions in our securities. Certain forms of hedging or monetization transactions (such as zero-cost collars and forward sale contracts) allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential appreciation in the stock. These transactions allow the person to continue to own the stock, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as our other shareowners. See page 46 for additional information.

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CORPORATE GOVERNANCE

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters

In accordance with the Sarbanes-Oxley Act, our Board has adopted procedures for the receipt, retention and treatment of complaints regarding accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

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Executive Officers and Directors

Below is a list of the names, ages as of April 5, 2024, positions and brief accounts of the business experience of the individuals who serve as our executive officers and directors.

Name	Age	Position

Jean-Michel Ribiéras	61	Chairman and Chief Executive Officer

John V. Sims	61	Senior Vice President and Chief Financial Officer

Matthew L. Barron	52	Senior Vice President, Chief Administrative and Legal Officer, and Corporate Secretary

Thomas A. Cleves	61	Senior Vice President, Corporate Affairs

Rodrigo Davoli	45	Senior Vice President and General Manager, North America

Tatiana Kalman	47	Senior Vice President and General Manager, Latin America

Peggy Maes	59	Senior Vice President and Chief People Officer

Oliver Taudien	52	Senior Vice President and General Manager, Europe

Patrick Wilczynski	55	Senior Vice President, Operational Excellence

Stan Askren	63	Director

Christine S. Breves	68	Director

Jeanmarie Desmond	57	Director

Liz Gottung	67	Director

Joia M. Johnson	64	Director

Karl L. Meyers	70	Director

David Petratis	66	Director

J. Paul Rollinson	62	Director

Mark W. Wilde	66	Director

James P. Zallie	62	Director

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EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers

Jean-Michel Ribiéras

Chairman and Chief Executive Officer; Director

Jean-Michel Ribiéras has been our Chairman and Chief Executive Officer since October 2021 and a director since Sylvamo’s formation in March 2021. Mr. Ribiéras was our President from March 2021 until October 2021. Previously, Mr. Ribiéras held various positions with International Paper, where he accumulated over 26 years of experience. He served as Senior Vice President — Industrial Packaging of the Americas of International Paper from June 2018 until March 2021. He previously served as Senior Vice President — Global Cellulose Fibers of International Paper from July 2016 through June 2018 and led the integration of Weyerhaeuser’s cellulose fibers business with International Paper’s pulp business. Prior to that role, he served International Paper as Senior Vice President and President, Europe, Middle East, Africa and Russia from 2013 until June 2016, and as Vice President and President, Latin America from 2009 until 2013. He previously held a variety of roles of increasing responsibility at International Paper in Europe and in the United States, including Vice President of European Papers from 2002 to 2004 and Vice President of International Paper’s Pulp and Converting Papers businesses from 2005 to 2009.

Mr. Ribiéras has been appointed to the U.S.-Brazil CEO Forum by the U.S. Secretary of Commerce for its 2024-2026 term.

Mr. Ribiéras has a bachelor’s degree in Management from École Supérieure des Dirigeants d’Entreprise (France) and a Master of Marketing from University of Hartford, and has completed INSEAD’s advanced management program (France).

Qualifications

Mr. Ribiéras brings to our Board extensive experience and leadership skills, developed from his nearly three decades of experience with our former parent company, International Paper, including with businesses that now comprise Sylvamo, and his experience running the European, Latin American and North American segments of Sylvamo, which we believe makes him a valuable member of our Board.

John V. Sims

Senior Vice President and Chief Financial Officer

John V. Sims has been our Senior Vice President and Chief Financial Officer since October 2021. Prior to October 2021, Mr. Sims held various leadership positions at International Paper, including: from 2019 to October 2021, Senior Vice President, Corporate Development; from 2016 until 2019, Senior Vice President and President, Europe, the Middle East, Africa and Russia; in 2016, Vice President and General Manager, European Papers; and from 2014 to 2016, Vice President and General Manager for International Paper’s North American Papers business. Mr. Sims first became an officer of International Paper in 2008 when he was appointed Vice President, Strategic Planning. He then served as Vice President, Finance and Strategy for International Paper’s North American Industrial Packaging business before assuming general management responsibility for International Paper’s U.S. Imaging Papers business, and then for its North American Papers division. Mr. Sims holds a degree in Mechanical Engineering from the U.S. Naval Academy and a Master of Business Administration from the University of Michigan.

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EXECUTIVE OFFICERS AND DIRECTORS

Matthew L. Barron

Senior Vice President, Chief Administrative and Legal Officer, and Corporate Secretary

Matthew L. Barron has been our Senior Vice President, Chief Administrative and Legal Officer, and Corporate Secretary since April 2024. Mr. Barron was our Senior Vice President, General Counsel and Corporate Secretary from October 2021 through March 2024. Prior to October 2021, Mr. Barron held various leadership positions at International Paper, including: from 2018 until October 2021, Associate General Counsel with responsibility for corporate law, environmental, health and safety, information technology and intellectual property; from 2014 to 2018, Associate General Counsel supporting International Paper’s Papers, Pulp and Consumer Packaging businesses, and in 2016, after the acquisition of Weyerhaeuser’s Cellulose Fibers business, he was dedicated to International Paper’s Global Cellulose Fibers business. From 2011 to 2014, he was Finance Director, Consumer Packaging of International Paper, and later served as General Counsel for xpedx, International Paper’s former distribution business, where he assisted with the spin-off of that division. Mr. Barron spent his first five years at International Paper as an attorney in the company’s corporate law department, responsible for mergers, acquisitions and securities law. Mr. Barron joined International Paper in 2006, after working for the law firm of Sullivan and Worcester LLP in Boston, Massachusetts. Mr. Barron has served on the board of directors of the Mid-South Food Bank since 2016 and previously served on the board of directors of ASG Worldwide (AGI-Shorewood), a business of Atlas Holdings LLC. He has a bachelor’s degree in Accounting from Fairfield University and a J.D. from the University of Connecticut.

Thomas A. Cleves

Senior Vice President, Corporate Affairs

Thomas A. Cleves has been our Senior Vice President, Corporate Affairs since October 2021. Prior to October 2021, Mr. Cleves held various leadership positions at International Paper, including: from 2015 to October 2021, Vice President, Global Citizenship, with responsibility for sustainability, community engagement, communications and corporate marketing; from 2011 to 2015, Vice President and General Manager, Containerboard and Recycling; and from 2007 to 2011, Vice President, Investor Relations. During his career, Mr. Cleves has worked in sales, marketing, strategic planning, general management and leadership roles in International Paper’s fine papers, printing papers and Industrial Packaging businesses. Mr. Cleves entered the paper and packaging industry in 1983 and joined International Paper in 1987 with the acquisition of Hammermill Paper Company. He serves on the board of trustees for the Memphis Shelby Crime Commission. Mr. Cleves has a bachelor’s degree in Business Management from Northern Kentucky University and a Master of Business Administration from Northwestern University.

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EXECUTIVE OFFICERS AND DIRECTORS

Rodrigo Davoli

Senior Vice President and General Manager, North America

Rodrigo Davoli has been our Senior Vice President and General Manager, North America since July 2023. From October 2021 through June 2023, he was our Senior Vice President and General Manager, Latin America. Prior to October 2021, Mr. Davoli held various leadership positions at International Paper, including: from 2017 until October 2021, Vice President, Latin America printing papers business and President of International Paper Brazil; from 2011 to 2017, Marketing Manager, European Papers of International Paper; from 2016 to 2017, General Sales Manager of IPEX, International Paper’s export company, and Commercial Director for its Latin America printing papers business. He has also held a variety of other leadership positions at International Paper in finance, strategic planning, marketing and sales. Mr. Davoli entered the paper and packaging industry in 1993. Mr. Davoli has a bachelor’s degree in Law from Unipinhal University (Brazil) and an International Executive Master of Business Administration from São Paulo University (Brazil).

Tatiana Kalman

Senior Vice President and General Manager, Latin America

Tatiana Kalman has been our Senior Vice President and General Manager, Latin America since June 2023. For over 22 years, Ms. Kalman was with BASF, a major global chemical producer operating through six significant business segments, where she held leadership roles of increasing responsibility across various business segments in Europe, Latin America and North America, most recently as Senior Vice President, Personal Care, Europe and Managing Director, BASF Personal Care and Nutrition GmbH, from July 2022 to May, 2023, Senior Vice President, Performance Chemicals, North and South America from March 2020 to July 2022, and Vice President, Care Chemicals, South America from March 2017 to March 2020. Ms. Kalman serves on the Brazilian Pulp and Paper Association Board. She has a Bachelor’s Degree and Master’s Degree in economics from, respectively, the university Fundação Armando Alvares Penteado (FAAP) and Pontifical Catholic University of São Paulo (PUC-SP), Brazil.

Peggy Maes

Senior Vice President and Chief People Officer

Peggy Maes has been our Senior Vice President and Chief People Officer since October 2021. Ms. Maes served as International Paper’s Human Resources Director, Europe, Middle East and Africa from 2014 to October 2021. Ms. Maes has 37 years of human resources experience, including helping multi-national corporations with start-ups, turnarounds, acquisitions and spin-offs. She spent 15 years working in high-tech industries and then as a consultant for start-up companies. She also worked in global human resources and talent management roles for Ingersoll Rand and Stanley Black and Decker. Ms. Maes has a bachelor’s degree in Economics from Instituut FUNCK (Belgium) and a Master of General Management from Solvay Brussels School (Belgium).

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EXECUTIVE OFFICERS AND DIRECTORS

Oliver Taudien

Senior Vice President and General Manager, Europe

Oliver Taudien has been our Senior Vice President and General Manager, Europe since October 2021. Previously at International Paper, Mr. Taudien served as Chief Financial Officer and Strategy Director for Europe, Middle East and Africa from 2016 until October 2021. During his career, he has held leadership roles across multiple geographic regions in finance and strategy, information technology and general management. He served in roles such as Business Analysis Director at International Paper’s global headquarters, International Paper’s European Papers Finance Director, its Finance Director for Europe, Middle East and Africa Packaging, its Information Technology director and its General Manager for the Corrugated Packaging business in Italy. Mr. Taudien joined International Paper in 1998. Mr. Taudien has a Master of Business from the University of Cologne (Germany).

Patrick Wilczynski

Senior Vice President, Operational Excellence

Patrick Wilczynski has been our Senior Vice President, Operational Excellence since October 2021. Prior to October 2021, he held various leadership positions at International Paper, including: from 2019 to October 2021, Vice President, Capital Effectiveness; from 2018 to 2019, Vice President, Global Technology and Strategic Initiatives; from 2016 to 2018, Vice President and General Manager, Coated Paperboard and Foodservice; from 2015 to 2016, Vice President, Global Manufacturing Safety; and from 2012 to 2015, Vice President, Manufacturing for Europe, Middle East and Africa. Mr. Wilczynski also held a variety of other leadership roles at International Paper in operations, technical services, manufacturing, commercial, environmental, health and safety and finance. Mr. Wilczynski joined International Paper in 1992, where he began his career working in engineering and operating roles within the printing papers mill system. Mr. Wilczynski has a bachelor’s degree in Mechanical Engineering Technology from Pennsylvania State University.

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EXECUTIVE OFFICERS AND DIRECTORS

Stan Askren

Director

Stan Askren has served as a member of our Board since October 2021.

Mr. Askren is the founder and CEO of Quiet Trail Advisors, a management consulting firm that helps companies achieve enterprise-wide transformation through lean principles and practices, and he is an advisor and consultant for Lean Focus LLC. Additionally, he is an advisor to Dupler Office, an office furniture and design services company, and several not-for-profit enterprises. He is co-founder and co-owner of Simple Office Furniture Company, a business-to-consumer office furniture company.

Mr. Askren is retired as Chairman and Chief Executive Officer of HNI Corporation (“HNI”), one of the leading office furniture companies and the leading hearth company in the world, positions that he held for 15 years until his retirement in 2018. Mr. Askren was with HNI for 29 years, holding multiple executive and management positions, including Executive Vice President of HNI, President of Heatilator Fireplace, Vice President of marketing and product management of Heatilator Fireplace, and Vice President of HNI human resources. Prior to HNI, Mr. Askren was Vice President of Development for Wilcox Electric, a Thomson S.A. company, responsible for microwave landing system marketing, acquisitions and human resources. He also worked for Emerson Electric in a progression of human resources positions.

Mr. Askren served on the boards of directors of public companies Allison Transmission Holdings, the world’s largest manufacturer of fully automatic transmissions for commercial vehicles and a leader in hybrid propulsion for city buses, from 2016 until 2023, where he was a member of the Audit and Compensation Committees, Armstrong World Industries, Inc., from 2008 to 2022, where he was a member of the Audit, Finance and Management Development and Compensation Committees, HNI from 2003 to 2018, and Arctic Cat Inc. from 2012 to 2014. Mr. Askren also formerly served on the boards of directors of the Iowa Heritage Foundation, the Business and Institutional Furniture Manufacturer’s Association (past chair) and the Iowa Business Council (past chair).

Mr. Askren holds a Bachelor’s degree in Business from the University of Northern Iowa, a Master of Business Administration from Washington University, and a Management Certificate from Harvard University Advanced Management Program.

Qualifications

Mr. Askren brings to our Board relevant experience that is both broad and in-depth, earned during his many years as CEO of a large publicly traded corporation and his lengthy prior service on various public company boards of directors and board committees. He brings to our board unique expertise in the areas of marketing, from his background in: multiple channel marketing, ranging from click-to-buy to designer-specified; human resources, a function that he led at multiple businesses; and lean business operation. Mr. Askren is a recognized lean business expert, including a Shingo Academy — Lean Hall of Fame Inductee.

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EXECUTIVE OFFICERS AND DIRECTORS

Christine S. Breves

Director

Christine S. Breves has served as a member of our Board since October 2021.

From 2013 until her retirement in December 2022, Ms. Breves held a number of senior roles at United States Steel Corporation (“U.S. Steel”), including as Executive Vice President, Business Transformation beginning August 2022, Senior Vice President and Chief Financial Officer from 2019 to August 2022, Senior Vice President, Manufacturing Support and Chief Supply Chain Officer from 2017 to 2019, and Vice President and Chief Supply Chain Officer from 2015 to 2017. Ms. Breves was heavily involved in the development of U.S. Steel’s transformative business strategy. As Chief Supply Chain Officer, Ms. Breves led the U.S. Steel railroad subsidiary (Transtar), Procurement, Logistics, and S&OP. Ms. Breves joined U.S. Steel in 2013 as Vice President and Chief Procurement Officer. Prior to joining U.S. Steel, Ms. Breves was with Alcoa Corporation for 14 years in various leadership capacities including Chief Procurement Officer. In that capacity, she led a global transformation of Procurement.

Since 2022, Ms. Breves has served on the boards of directors of RXO, Inc. (“RXO”), a leader in brokered transportation for freight shippers and carriers, and MPLX LP (“MPLX”), a limited partnership company of Marathon that owns, operates, develops and acquires midstream energy infrastructure assets. She serves on the audit committee of RXO and on the audit and conflicts committees of MPLX.

Ms. Breves is past chairperson of CAPS Research Advisory Board and is a past member of the national Board of Directors of the Institute for Supply Management. She is the recipient of the 2018 J. Shipman Gold Medal from the Institute for Supply Management.

Ms. Breves holds a Bachelor’s degree in Business Administration from the College of Charleston and was the recipient of the Wall Street Journal Award. She holds a Master of Business Administration from The Citadel.

Qualifications

Ms. Breves brings to our Board executive experience in finance and accounting, risk management, global procurement and supply chain, manufacturing operations, strategy, business transformation, and human capital management.

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EXECUTIVE OFFICERS AND DIRECTORS

Jeanmarie Desmond

Director

Jeanmarie Desmond has served as a member of our Board since September 2021. She chairs its Audit Committee.

From 2019 to 2020, Ms. Desmond was the Executive Vice President and Chief Financial Officer of DuPont de Nemours, Inc., a global multi-industry specialty solutions company formerly known as DowDuPont, Inc. (collectively “DuPont”). Ms. Desmond previously served as Vice President and Co-Controller for DuPont from 2017 to 2019 and as Vice President, Controller of EI DuPont De Nemours and Company, the predecessor to DuPont prior to its merger with the Dow Chemical Company in 2017, from 2015 to 2017.

Since 2021, Ms. Desmond has served on the board of directors of IPG Photonics Corporation, a leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications, and serves on its compensation committee and as chair of its audit committee. Since 2020, she has served on the board of directors of Trinseo S.A., a materials solutions provider and a manufacturer of plastics, latex binders and synthetic rubber, and serves on its audit committee and environmental, health, safety, sustainability and public policy committee.

Ms. Desmond holds a National Association of Corporation Directors (NACD) CERT Certificate in Cyber-Risk Oversight. She has a Bachelor’s degree in Accounting from Mt. St. Mary’s University and is a certified public accountant (inactive).

Qualifications

Ms. Desmond brings to our Board substantial finance and accounting experience, including finance leadership and operations financial planning and analysis, tax, internal audit, accounting controls, risk management, mergers and acquisitions, investor relations and extensive experience in the manufacturing and chemicals industry.

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EXECUTIVE OFFICERS AND DIRECTORS

Liz Gottung

Director

Liz Gottung has served as a member of our Board since October 2021. She chairs its Management, Development and Compensation Committee.

Since 2017, Ms. Gottung has operated her own consulting company, as Principal and Consultant for Liz Gottung, LLC. Prior to her current role, over the past 35 years Ms. Gottung held a variety of human resources, manufacturing and supply chain, and strategy leadership roles of with Kimberly-Clark Corporation (“Kimberly-Clark”), a manufacturer and marketer of global consumer products. Mostly recently, she served as Chief Human Resources Officer from 2002 to 2017.

Since 2006, Ms. Gottung has served on the board of directors of Louisiana-Pacific Corporation, a leading manufacturer of building products, and currently serves as Chair of Louisiana-Pacific Corporation’s Governance and Corporate Responsibility Committee and Vice-Chair of its Compensation Committee.

Ms. Gottung was formerly an advisor for World 50, Inc., a resource group for senior executives from globally respected organizations to privately and candidly share ideas, solutions and collaborative discovery. She is currently a member of the Gartner CHRO Advisory Board.

Ms. Gottung has a Bachelor’s degree in Business Administration from the State University of New York at Albany.

Qualifications

Ms. Gottung brings to our Board experience in board and executive development, labor relations and human resources in large publicly held corporations, with extensive experience in leading, designing and implementing human capital strategies including compensation and benefits, both domestically and globally, talent management, diversity and inclusion, organizational strategy and deployment.

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EXECUTIVE OFFICERS AND DIRECTORS

Joia M. Johnson

Director

Joia M. Johnson has served as a member of our Board since October 2021.

Ms. Johnson retired in 2021 as Chief Administrative Officer, General Counsel and Corporate Secretary of Hanesbrands Inc., a leading global manufacturer, marketer and retailer of apparel (“Hanes”). Ms. Johnson served as Hanes’ Chief Administrative Officer from 2016 to 2021 and as its Chief Legal Officer, General Counsel and Corporate Secretary from 2007 to 2021.

Ms. Johnson currently serves on the board of directors of Global Payments Inc., a leading Fortune 500 payments technology company. At Global Payments, Johnson is a member of the Compensation Committee and the Governance and Nominating Committee. She also serves on the boards of directors of Regions Financial Corp. and its subsidiary, Regions Bank, and is a member of the Nominating and Corporate Governance Committee and the Compensation and Human Resources Committee, which she chairs. She currently chairs the Compensation Committee. From 2011 to 2019, Ms. Johnson was a member of the board of directors of Crawford & Company, a leading worldwide insurance brokerage company. For four of the years Ms. Johnson served on that board, she served as Chair of its Compensation Committee, and throughout her time on the board of directors of Crawford & Company she served as a member of its Audit Committee.

Ms. Johnson is a board member and past Chair of the American Arbitration Association and a member of the Executive Leadership Council, Society of International Business Fellows and the National Association of Corporate Directors.

Ms. Johnson earned her Law degree from the University of Pennsylvania, her Master of Business Administration degree from The Wharton School of Business at the University of Pennsylvania, and her Bachelor’s degree from Duke University.

Qualifications

Ms. Johnson brings to our Board global leadership experience over several corporate functions for publicly traded companies, including legal, human resources, corporate social responsibility, government and trade relations, real estate, corporate security and her domestic and global mergers and acquisitions experience.

30  Sylvamo

EXECUTIVE OFFICERS AND DIRECTORS

Karl L. Meyers

Director

Karl L. Meyers has served as a member of our Board since March 2023.

From 2012 to 2016, Mr. Meyers was the Chairman and Chief Executive Officer of Soundview Paper Holdings LLC (now named Marcal Paper), a U.S. manufacturer of towel and tissue products (“Soundview Paper”). Mr. Meyers has over 40 years of experience in the paper industry, including 26 years of operational experience. He previously served as Chief Operating Officer for Soundview Paper’s tissue division and as Vice President of Operations for various divisions and mills at Georgia-Pacific LLC (“Georgia-Pacific”), and prior to their acquisition by Georgia-Pacific, Fort James Corporation and Fort Howard Corporation.

Mr. Meyers received his Bachelor’s degree and Master of Business Administration from Northeastern State University.

Qualifications

Mr. Meyers brings to our Board executive experience in and robust knowledge of the paper manufacturing industry, including operational strategy, gained from his approximately 40 years of experience with paper manufacturing companies.

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EXECUTIVE OFFICERS AND DIRECTORS

David Petratis

Director

David Petratis has served as a member of our Board since October 2021. He chairs its Nominating and Corporate Governance Committee and is Lead Independent Director.

In 2022, Mr. Petratis retired from his position as Chairman, President and Chief Executive Officer of Allegion plc (“Allegion”), a global provider of mechanical and electronic security products and access solutions, a position he held since 2013. Mr. Petratis led the spin-off of Allegion from Ingersoll Rand in 2013. Mr. Petratis previously served as Chairman, President and Chief Executive Officer of Quanex Building Products Corporation from 2008 to 2013, a manufacturer of engineered material and components for the building products markets. His professional career has additionally included senior leadership roles at Schneider Electric, MGE UPS Systems Americas and Square D Company.

Since July 2023, Mr. Petratis has been on the board of directors and has served on the Audit Committee of Crane NXT, Co., a premier industrial technology company that provides security, detection and authentication solutions. Since December 2022, he has been chairman of the board of directors and has served on the Audit Committee of MasterBrand, Inc., the largest manufacturer of residential cabinets in North America. From 2013 through 2022, he was on the board of Allegion plc, where he served as Chairman. He served eight years on the Gardner Denver Inc. corporate board.

Mr. Petratis has served as a member of the University of Northern Iowa Business Executive Advisory Board and various private boards and advisory groups, the University of California Irvine Graduate School of Management, the California State (Fullerton) Quality Advisory Board, Project Independence (a community agency in Costa Mesa, California, for the developmentally disabled), the National Electrical Manufacturers Association (NEMA) and the International Electrical Safety Foundation.

Mr. Petratis has a Bachelor’s degree in Industrial Management from the University of Northern Iowa and a Master of Business Administration from Pepperdine University.

Qualifications

Mr. Petratis brings to our Board extensive global experience with operations and lean manufacturing, distribution and channel marketing and management, mergers and acquisitions and strategy development, and has won acclaim for manufacturing excellence and industry-leading EHS performance.

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EXECUTIVE OFFICERS AND DIRECTORS

J. Paul Rollinson

Director

J. Paul Rollinson has served as a member of our Board since October 2021.

Since 2012, Mr. Rollinson has served as President and Chief Executive Officer of Kinross Gold Corporation, a gold mining company with a global portfolio of mines and projects (“Kinross”). Mr. Rollinson previously served as Executive Vice President, New Investments for Kinross from 2008 to 2012.

Mr. Rollinson has served on the board of Kinross since 2012.

Mr. Rollinson has a Bachelor’s degree in Geology from Laurentian University, Canada and a Master of Engineering in Mining from McGill University, Canada.

Qualifications

Mr. Rollinson brings to our Board leadership experience, including his current service as President and Chief Executive Officer of Kinross, his extensive experience in the forestry, mining, power and utilities, and industrial sectors and his experience in the Brazilian market.

Mark W. Wilde

Director

Mark W. Wilde has served as a member of our Board since March 2023.

From 2014 until his retirement in January 2023, Mr. Wilde served as a senior sell-side analyst in equity research for Bank of Montreal Capital Markets, a multinational full-service financial services provider for corporate, institutional and government clients, in the North American paper, packaging and forest products sector. Before joining Bank of Montreal, Mr. Wilde served as an analyst at Deutsche Bank and predecessor firms BT Alex Brown and Bankers Trust, in the global paper, packaging and forest products sector. He has over 30 years of experience as a sell-side analyst in the sector.

Mr. Wilde is a recognized paper, packaging and forest products sector expert, and has been cited in multiple financial publications and other media. He has been a consistent member of the Institutional Investor All-America Research Team, a ranking by Institutional Investor Research providing independent validation of qualitative market intelligence.

Mr. Wilde graduated summa cum laude from Alma College with a Bachelor’s degree in History and a minor in Accounting, and he was a Hagley Fellow at the University of Delaware where he received a PhD in Economic History.

Qualifications

Mr. Wilde bring to our Board 30 years of substantial experience as a sell-side analyst evaluating and modelling the financial performance of companies in the paper, packaging and forest products sector, familiarity with the operations of companies in the sector, insights derived from predicting and assessing the reasons for companies’ performance, and familiarity with the focus of large investors in the sector.

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EXECUTIVE OFFICERS AND DIRECTORS

James P. Zallie

Director

James P. Zallie has served as a member of our Board since October 2021.

Since 2018, Mr. Zallie has served as the President and Chief Executive Officer of Ingredion Incorporated, a leading ingredients solutions company with customers worldwide (“Ingredion”). Prior to his current role, Mr. Zallie served Ingredion in various roles of increasing responsibility including as Executive Vice President, Global Specialties and President, Americas from 2016 to 2018, Executive Vice President, Global Specialties and President, North America and EMEA from 2014 to 2015, Executive Vice President, Global Specialties and President, EMEA and Asia Pacific from 2010 to 2013. Mr. Zallie previously served as President and Chief Executive Officer of National Starch LLC (“National Starch”) from 2006 to 2010. National Starch was acquired by Ingredion in October 2010.

Mr. Zallie has served on the board of directors of Ingredion since 2017. He previously served on the board of directors of Innophos Holdings, Inc., a manufacturer of essential ingredients, chelated minerals and innovative specialty phosphates, from 2014 to 2018.

Mr. Zallie serves on the boards of two private organizations, The Executives’ Club of Chicago and Northwestern Health Network.

Mr. Zallie has a Bachelor’s degree in food science from Pennsylvania State University, a Master’s Degree in food science from Rutgers University and a Master of Business Administration from Rutgers University.

Qualifications

Mr. Zallie brings to our Board leadership, operating and manufacturing and general management experience, including his current service as President and Chief Executive Officer of Ingredion.

Family Relationships

There are no family relationships among our directors and executive officers.

34  Sylvamo

Executive Compensation

Compensation Discussion & Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs and compensation decisions made by the Management Development and Compensation Committee (“MDCC”) of the Board of Directors under those programs. This CD&A focuses on the compensation of the following named executive officers (“NEOs”) for fiscal year 2023:

•	Jean-Michel Ribiéras, Chairman & Chief Executive Officer (“CEO”)

•	John V. Sims, Senior Vice President & Chief Financial Officer (“CFO”)

•	Matthew L. Barron, Senior Vice President, Chief Administrative & Legal Officer

•	Rodrigo Davoli, Senior Vice President & General Manager, North America

•	Greg C. Gibson, Former Senior Vice President, Commercial Excellence (retired on March 31, 2024)

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EXECUTIVE COMPENSATION

Executive Summary

2023 Financial Highlights

Sylvamo actively managed through a down cycle, while developing and executing a significant cost reduction referred to as Project Horizon. Sylvamo continued to execute on our investment thesis reducing debt, returning cash to shareowners and strengthening the business.

Project Horizon Announced	>$110 million Cost Reduction

Strengthened Balance Sheet	$76 million Gross Debt Reduction

Total Cash Returned to Shareowners	$127 million

Including share repurchases and:

Regular Dividends		Special Dividend

1Q23 — 3Q23 $0.25	4Q23 $0.30	4Q23 $0.30

Acquired and integrated Nymolla Mill in Sweden, which generated strong cash flow strengthening our position Strengthened low cost assets with $210 million in capital spending

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EXECUTIVE COMPENSATION

Global Compensation Philosophy and 2023 Programs – Overview

Sylvamo’s Compensation Philosophy closely aligns with our vision of being the employer of choice and is the guidepost for 2023 and future compensation plans and programs. The following are key tenets and principles of our philosophy:

Key Tenets	Principles

Attract and inspire employees

•  Attractive pay programs targeted at a competitive range (+/- 10%) of market median

•  Flexible approach to pay, as needed, to recruit and retain the right talent

•  Inclusive; offering incentives to all employees

Incentivize achievement of Sylvamo’s short- and long-term strategic goals

•  Pay program design supports high performance culture, providing a balanced pay mix and pay for performance

•  Relevant performance goals that balance the current operating environment with future aspirations

Support continued development of current and future leaders to facilitate succession strategy	• Robust performance management process to link rewards to employee contributions • Mechanisms to differentiate pay based on performance and potential

Create a shareowner mindset amongst all employees	• Sensible and effective use of long-term equity incentives • Opportunity for all employees to share in the success of the company through participation in short-term incentives

Actively governed by the Management Development and Compensation Committee (“MDCC”)

•  Risk and reward appropriately balanced to support the organization’s risk profile and mitigate risky behavior

•  Discipline around internal and external pay equity analysis

•  Mindful of external stakeholder perspectives and global regulatory requirements

Our 2023 programs are described at a high level below and in more detail in the following section.

Element	Overview

Target Total Direct Compensation (“TDC”)	Base salary adjustments as of March 1, 2023 and target values for the 2023 short- and long-term incentive plans were approved for Sylvamo executives by the MDCC in February 2023. In addition, the MDCC in May 2023 approved a new base salary and incentive plan targets for Mr. Davoli effective July 1, 2023 upon his transition to a new role in the United States (“U.S.”).

2023 Annual Incentive Plan (“2023 AIP”)	Annual, cash-based plan rewards performance achievement against Free Cash Flow and Adjusted EBITDA Margin goals.

2023 Long-Term Incentive Plan (“2023 LTIP”)	Equity-based, multi-year plan rewards performance achievement against Return on Invested Capital (“ROIC”) and relative Total Shareholder Return (“rTSR”) goals for the performance-based restricted stock units and continued service with the Company for time-based restricted stock units.

Other Plans

•  Incentive Compensation Plan (“ICP”) governs Sylvamo’s short- and long-term incentive compensation plans and included an initial authorization of 4.4 million shares available for equity awards under the plan.

•  Executive Severance Plan provides for cash and equity treatment in change-in-control (“CIC”) and non-CIC termination scenarios.

•  Stock ownership guidelines for the Executive Officers.

•  Personal use of charter aircraft up to the Board-approved limit for the CEO.

•  Standard medical and retirement plans.

•  Standard global mobility policy for employees on a mobility assignment.

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EXECUTIVE COMPENSATION

Compensation Policies and Practices

Our compensation program reflects our strong ethical culture and commitment to doing the right things, in the right ways, for the right reasons, all of the time. Below is a summary of a few practices that demonstrate our commitment.

What we DO	What we DON’T DO

✓  Limit on Cash Severance for Executive Officers. In a termination event not related to a CIC of the Company, severance is capped at two times the sum of base salary plus target AIP award for the CEO and one times base salary for SVPs.

✓  Cap on Change-in-Control Cash Benefits. In the event of a change-in-control, we cap cash severance at two and one-half times the sum of base salary plus target AIP award for the CEO and one and one-half times the sum of base salary plus target AIP award for SVPs.

✓  Robust Equity Ownership and Retention Requirements. We require Executive Officers to own Sylvamo shares equal to a multiple of base salary and to retain 50 percent of net (after-tax) vesting of equity until the ownership requirement is met.

✓  Clawback of Incentive Compensation. We will clawback AIP and LTIP performance-based awards in the event of financial restatement and as directed by the MDCC for misconduct.

✓  Non-Competition and Non-Solicitation Agreements. We require our Executive Officers to enter into non-competition agreements and non-solicitation agreements, the violation of which may result in forfeiture and clawback of incentive compensation awards as well as ineligibility for the Executive Severance Plan benefits.

✓  Multiple Performance Metrics. We incorporate multiple performance metrics in our AIP and LTIP to promote balanced decision-making.

✓  Peer Groups. We use our Benchmarking Peer Group and general industry survey data to benchmark compensation and a separate peer group to compare our relative TSR.

✓  Annual Risk Assessment. The MDCC evaluates annually whether our compensation policies and practices are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage executives to take unnecessary or excessive risks that would be reasonably likely to have a material adverse effect on the Company.

✓  Annual Say on Pay Vote. We hold an annual advisory vote to solicit our shareowners’ feedback on our compensation program.

✓  No Employment Agreements with our NEOs. We do not have employment agreements that guarantee compensation or ongoing employment with any Executive Officer who is based fully in the United States.

✓  No Arrangement with our Executive Officers for Single Trigger CIC Cash Benefits or Equity Vesting. In the event of a CIC, we require a double trigger before payment of cash severance or vesting equity awards. Severance is paid and equity vests only if there is a qualifying termination of employment within two years following the CIC. Equity awards vest only if replacement awards are not granted by acquiring company.

✓  No Active Defined Benefit Retirement Programs. NEOs participate in the same defined contribution plan as all of our U.S. based employees (and for Mr. Davoli, for his time in Brazil, participated in the same defined contribution plan as all Brazil based employees), with no additional contribution. Those who previously were employed by International Paper may have a benefit under that prior plan(s).

✓  No Repricing of Stock Options. In the event we grant stock options in the future, we will not reprice those under our plan.

✓  No Short Selling, Pledging or Hedging by Section 16 Officers and Directors. We do not permit any Section 16 Officer or Director to short sell Sylvamo securities, pledge Sylvamo securities as collateral for a loan or hold in a margin account, hedge or engage in a monetization transaction of our securities.

✓  No Excessive Perquisites. We offer limited perquisites to our NEOs. We cap our expense for personal travel by the CEO on charter aircraft to a maximum of $125,000.

✓  No Tax Gross-Ups. We do not gross-up any NEO compensation to cover taxes, other than on mobility related expenses.

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EXECUTIVE COMPENSATION

2023 Target Total Direct Compensation Elements

Executives Officers are paid a mix of cash and equity-based compensation. All of our NEOs are executive officers.

Element	Overview

Base Salary	• Fixed portion of compensation based on the responsibilities of each Executive Officer’s position, experience level and individual performance. • Additional information can be found on page 42.

Annual Incentive Plan (AIP)

•  Rewards achievement of pre-established financial goals – Free Cash Flow (weighted 50%) and Adjusted EBITDA Margin (weighted 50%) for 2023.

•  Metrics link our executive’s short-term incentive to the foundation of Sylvamo’s financial discipline to deliver robust, resilient cash flow and focus on using our commercial and operational advantages to build a strong balance sheet and return cash to shareowners.

•  Additional information can be found beginning on page 43.

Long-Term Incentive Plan (LTIP)

•  LTIP balances retaining top talent and enhancing alignment with shareowner interest by utilizing a mix of 40% time-based restricted stock units (RSUs) and 60% performance-based restricted stock units (PSUs).

•  RSUs vest ratably over the three-year period and PSUs vest at the end of the three-year period based on Company performance in:

•  Absolute Return on Invested Capital (ROIC) weighted 50% and

•  Relative Total Shareholder Return (rTSR) weighted 50%.

•  Additional information can be found beginning on page 44.

We believe executive compensation should be more heavily weighted in variable, at-risk elements, emphasizing incentive compensation over fixed elements, such as base salary, as illustrated in the charts below:

Target Direct Compensation Mix(1)

(1) Based on the target pay mix as approved by the MDCC in February 2023, effective March 1, 2023 for all NEOs except Mr. Davoli, which reflects the pay mix approved by the MDCC in May 2023, effective July 1, 2023 upon being named SVP, General Manager – North America.

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EXECUTIVE COMPENSATION

Say on Pay Results

Our NEOs’ 2022 compensation received strong support of our shareowners in May 2023, reaching 98% approval—an increase from the previous year’s 95% approval. In accordance with shareowner preference expressed in the 2022 “say-on-frequency” vote, we will seek annual shareowner approval of our executive compensation program until the next “say-on-frequency” vote in 2028.

The MDCC will continue to ensure a strong pay-for-performance correlation and refine our compensation philosophy and executive pay programs to ensure appropriate alignment of our executives’ interest with those of shareowners. We believe that engaging with investors is fundamental to our commitment to sound governance and plan to continue to strengthen our investor outreach efforts, as needed, to navigate changes in the executive compensation landscape.

EXECUTIVE COMPENSATION PROGRAM DESIGN

Compensation Decision-Making Process

Role of the Management Development and Compensation Committee

The MDCC is responsible for overseeing our executive compensation programs and deciding on our Executive Officers’ compensation. The MDCC approves:

•	Our compensation benchmarking process, as well as the companies used for comparison (our Benchmarking Peer Group (“BPG”)) to ensure reasonableness and stability;

•	Performance metrics, goals, and their respective weightings, as well as the companies against which we compare our relative performance;

•	Other Executive Officer compensation, based on local market practice and recommendations from the CEO; and

•	This annual report on our Executive Officers’ compensation plans and programs as required under the rules of the Securities and Exchange Commission (SEC).

In addition, in a process established by the Lead Independent Director, the MDCC during Executive Session:

•	Approves the CEO’s annual objectives and conducts semi-annual reviews of his performance achievement; and

•	Recommends the CEO’s compensation to the Board for its approval. The independent directors of the Board are responsible for all elements of CEO pay.

•

The MDCC is responsible for monitoring and evaluating the compensation and benefits structure of the company as the MDCC deems appropriate, including evaluating whether the risks arising from the compensation policies and practices would be reasonably likely to have a material adverse effect on the company. In its 2023 risk-assessment in collaboration with its compensation committee consultant who provided background analysis and expertise, the MDCC concluded that no risks arising from our compensation policies and practices would be reasonably likely to have a material adverse effect on the company.

Role of Management in Compensation Decisions

The CEO recommends to the MDCC the strategic direction of our executive compensation program. In consultation with our Senior Vice President & Chief People Officer, the CEO will recommend each Executive Officer’s base pay and incentive plan target awards. The CEO reviews the performance of each Executive Officer against his or her annual goals and discusses his assessment with the MDCC. The MDCC reviews these recommendations, and then, considering input from its compensation consultant, discusses, modifies and approves each Executive Officer’s compensation. The CEO does not participate in any MDCC or Board deliberations that involve his own compensation matters.

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EXECUTIVE COMPENSATION

Our Senior Vice President & Chief People Officer recommends to the MDCC our programmatic design and administration. Our Senior Vice President, Chief Administrative & Legal Officer provides legal advice to the MDCC concerning disclosure obligations, governance and its oversight responsibilities.

Role of Compensation Consultants

The MDCC engaged FW Cook to serve as its independent, external compensation consultant. The MDCC relies on FW Cook to advise on its decision-making process and has sole authority to retain and terminate the relationship, as well as approve the terms of engagement, including fees. FW Cook works exclusively for the MDCC and provides no services to the Company other than services provided in the firm’s capacity as the MDCC’s consultant. Accordingly, the MDCC has determined the firm to be independent from the Company. FW Cook has attested in writing as to its independence from the Company.

Company management utilizes Willis Towers Watson as its compensation consultant to advise on program design, provide and analyze benchmarking data, apprise management of evolving practices and trends, and perform other consulting services as needed.

Role of Executive Compensation Benchmarking

Each component of Target Total Direct Compensation is targeted at the median (50th percentile) of the applicable market data. Each Executive Officer’s compensation may vary from market median based on factors such as:

•	Position scope and responsibilities,

•	Experience and duration in his or her position,

•	Individual performance, and

•	Internal equity.

We used two reference points to develop the compensation levels:

1	For the CEO, CFO, and Chief Administrative and Legal Officer, we used publicly-available compensation data from 18 companies in our peer group, which we refer to as our BPG,

2

For all the other NEOs, we used published industry survey data from the general industry survey administered by Willis Towers Watson, Equilar Top 25 Compensation Survey for companies with a revenue scope of $1- $5 Billion, based on our Company’s revenue size, adjusted to reflect revenue responsibility for each business role, as applicable.

Our MDCC approved 18 companies for our BPG based on the following:

•	Similar operations, in terms of scale and industry,

•	Business characteristics, including profitability, global scale and number of employees and

•	Other characteristics such as geography, Institutional Shareholder Services Peers, etc.

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EXECUTIVE COMPENSATION

In 2022, the following companies were selected as the BPG for competitive market comparisons(1) on 2023 pay levels and plan design for our Executive Officers:

Aptar Group, Inc.

Ashland Global

Clearwater Paper

Glatfelter Corporation

Graphic Packaging Holding Co.

Greif Inc.

H. B. Fuller

Innospec

Kaiser Aluminum

Louisiana-Pacific Corporation

Mativ Holdings

Mercer International

O-I Glass, Inc.

Packaging Corporation of America

Resolute Forest Products (removed from BPG after acquired by Domtar)

Sealed Air

Silgan Holdings

Sonoco Products Company

Sylvamo vs BPG Revenue(1)

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Target Total Direct Compensation (TDC)

Consistent with our compensation philosophy, our executive compensation program includes a mix of cash and equity-based compensation. We believe executive compensation should be variable and at-risk, emphasizing incentive compensation over fixed elements, such as base salary. The elements of TDC are further described below.

Base Salary

Base salary is a fixed portion of compensation based on the responsibilities of the position, experience level and individual performance. The MDCC approved the following base salary increases for the NEOs effective March 1, 2023, based on the benchmark analysis. The following table shows the annual base salary in effect during 2023 for our NEOs:

	Annual Base Salary as of January 1, 2023	2023 Increase	Annual Base Salary as of December 31, 2023

Jean-Michel Ribiéras	$1,035,000	$90,000	$1,125,000

John V. Sims	$595,125	$29,875	$625,000

Matthew L. Barron	$434,700	$45,300	$480,000

Rodrigo Davoli(1)	$378,404	$51,596	$430,000

Greg C. Gibson	$496,800	$13,200	$510,000

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EXECUTIVE COMPENSATION

1 Amounts earned through June 30, 2023 while SVP & General Manager Latin America were paid in Brazilian Real; the amounts shown in USD above were converted using the 12/29/2023 foreign exchange rate of 1 BRL = 0.2061 USD. Mr. Davoli also received an increase effective July 1, 2023 upon his transition to SVP & General Manager, North America.

Short-Term Incentive

2023 Annual Incentive Plan (AIP)

The NEOs participated in the 2023 AIP, which is our annual, cash-based incentive plan designed to reward participants for strong cash generation through Free Cash Flow and delivering value through Adjusted EBITDA Margin.

Performance objectives for the 2023 AIP were approved by the MDCC in February 2023. When approving performance achievement for EBITDA Margin, the MDCC considered the impact of a $29 million oversight in the 2023 budget. This resulted in overstating the 2023 EBITDA budget, which is used to set the 2023 AIP EBITDA Margin target. In light of management’s efforts to manage through the down cycle and developing and executing Project Horizon, the MDCC adjusted the EBITDA Margin actual performance for the impact of the $29 million oversight in the budget, as seen in the Reconciliations to U.S. GAAP Financial Measures beginning on page 70.

The chart below describes how the 2023 AIP awards were earned. The below target performance during 2023 is primarily the result of uncoated freesheet industry demand declining significantly in all regions where we operate.

2023 AIP Performance Metrics	Metric Weight	Threshold Performance[1] (Payout at 50%)	Target Performance (Payout at 100%)	Maximum Performance[2] (Payout at 200%)	Actual Performance	% of Target Award Earned	Company Performance Achievement

Adjusted EBITDA Margin(3)	50%	16.1%	18.9%	21.7%	17.1%	67.90%	33.93%

Free Cash Flow(4) ($ million)	50%	$260	$325	$390	$294	76.15%	38.08%

Total	100%						72.01%

(1) Threshold is defined for: (1) Adjusted EBITDA Margin as 85% of Target and (2) Free Cash flow as 80% of Target.

(2) Maximum is defined for: (1) Adjusted EBITDA Margin as 115% of Target and (2) Free Cash flow as 120% of Target.

(3) See pages 70 and 71 for a definition of Adjusted EBITDA Margin, a non-U.S. GAAP financial measure, and a reconciliation to the most closely comparable GAAP measure.

(4) See page 70 for a definition of Free Cash Flow, a non-U.S. GAAP financial measure, and a reconciliation to the most closely comparable GAAP measure.

2023 AIP target awards, expressed as a percentage of base salary, were approved by the MDCC for our NEOs or by the Board for our CEO in February 2023. Accordingly, 2023 AIP targets reflect a slight increase over prior year based on the competitive market analysis (refer to page 41). In February 2024, the MDCC, and the Board for our CEO, approved individual performance achievement at target based on each Executive Officers’ performance. The table below shows the 2023 AIP target and the payout amounts approved in February 2024 by the MDCC (or by the Board for the CEO):

	2023 AIP Target	Company Performance Achievement	2023 AIP Earned Award

Jean-Michel Ribiéras	$1,350,000	72.01%	$972,100

John V. Sims	$500,000	72.01%	$360,100

Matthew L. Barron	$312,000	72.01%	$224,700

Rodrigo Davoli(1)	$263,900	72.01%	$190,100

Greg C. Gibson	$331,500	72.01%	$238,700

(1) Amounts earned through June 30, 2023 while SVP & General Manager Latin America were denominated in Brazilian Real; converted using the 12/29/2023 foreign exchange rate of 1 BRL = 0.2061 USD.

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EXECUTIVE COMPENSATION

Long-Term Incentive

2023 Long-Term Incentive Plan (LTIP)

The NEOs participated in the 2023 LTIP, which is our long-term, equity-based incentive plan earned over a multi-year period. LTIP target grants for executive officers are approved at the MDCC’s meeting in February 2023 as a mix of 60% performance-based and 40% time-based awards to provide a balance between performance and retention.

*Relative to the S&P 600 Small Cap Materials Index of companies as of February 1, 2023

2023 PSUs reward achievement of three-year average Absolute ROIC1 and rTSR2 metrics and are aligned with our Company’s vision of being the Investment of Choice. PSUs will be settled March 1, 2026, based on Company performance against these metrics. If our TSR is negative over the performance period, performance achievement for the rTSR portion of the PSUs is capped at 100%.

RSUs reward commitment to service and benefit from long-term stock appreciation. RSUs vest and are settled in equal, one-third installments on March 1 of each year over the three-year period following grant.

Unvested RSUs and PSUs accrue dividend equivalent units (“DEUs”) when dividends are paid to our shareowners. DEUs are subject to the same terms and conditions as the underlying award.

The value of the 2023 LTIP awards to our NEOs is shown in the Summary Compensation Table on page 48, and the number of units awarded is shown in the Grants of Plan-Based Award During 2023 table on page 50.

(1) Absolute Return on Invested Capital (ROIC), a non-GAAP financial measure, is calculated as operating earnings before net interest expense and special items and after one-time costs related to the spin-off, including both earnings from continuing and discontinued operations (up through the date of sale), divided by average invested capital. Invested capital is total equity plus interest-bearing liabilities and less cash and temporary investments.

(2) Relative Total Shareholder Return (rTSR) is calculated by ranking the Company’s TSR against the TSR of each company in the TSR Peer Group (companies in the S&P 600 Small Cap Materials Index as of February 1, 2023). TSR means the change in the Company’s common stock price during the performance period (January 1, 2023 – December 31, 2025) plus the impact of any dividends paid and reinvested during the performance period. For all TSR Peer Group members, the beginning stock price will be established based on the average closing price of the 30 trading days immediately following and including January 1, 2023, and the ending stock price will be established based on the average closing price of the 30 trading days immediately preceding and including the end of the three-year performance period. The Company’s TSR and the companies in the TSR Peer Group use the same methodology.

44  Sylvamo

EXECUTIVE COMPENSATION

Other Elements

Retirement and Benefit Plans

The NEOs participate in the same health, welfare and retirement programs available to most of the Company’s salaried U.S. employees. Non-U.S. Executive Officers, including Mr. Davoli for the first six months of 2023, are provided health, welfare and retirement benefits aligned with local market practice and laws. Additionally, our unfunded, non-qualified plan — the Deferred Compensation Savings Plan (“DCSP”) — is available to eligible salaried U.S. employees, including the NEOs, to provide a retirement savings vehicle for employee and Company contributions beyond limits set by the Internal Revenue Service (“IRS”) for tax-qualified plans. Without the DCSP, these employees would not achieve a retirement benefit commensurate with their earnings during the course of their careers with us. Participants do not receive preferential or above-market earnings on accounts held in the DCSP.

Executive Severance Plan (CIC and Non-CIC)

The NEOs participate in the Executive Severance Plan (“ESP”), which provides consistent severance payments and benefits to all Executive Officers in the event of a termination of employment: (i) by Sylvamo for reasons other than death, disability or for cause as defined in the ESP; or (ii) by the executive for good reason as defined in the ESP (each, a “Qualifying Termination”).

Upon a Qualifying Termination that occurs within two years following a change in control of the Company, the severance benefit for an Executive Officer would be equal to one and one-half times (or in the case of the CEO, two and one-half times) the sum of annual base salary and target AIP award, payable in a lump sum. In addition, the pro-rata portion of the current year AIP award would be paid at target levels. Upon a Qualifying Termination that is not related to a change in control, the Executive Officer would be entitled to severance equal to the executive’s annual base salary payable in a lump sum (or in the case of the CEO two times the sum of annual base salary plus target AIP award).

The ESP also provides for continuation of group health care coverage at active employee rates for a period of up to 18 months (or up to one year for an executive other than the CEO terminated not in connection with a change in control), plus certain outplacement benefits.

As a condition to participation in the ESP, participants, including the NEOs, have agreed to a one-year post-termination non-compete and employee and client/customer non-solicit covenant, a perpetual confidentiality covenant and a perpetual non-disparagement covenant, and must execute at termination a customary release of claims in order to receive any severance payments or benefits.

We believe these potential benefits align executive and shareowner interests by enabling our NEOs and other Executive Officers to focus on the interests of shareowners and other constituents when considering a potential change in control, without undue concern for their own financial and employment security. No benefits are provided upon a change in control alone (i.e., without also experiencing an accompanying termination) so long as the acquiring company provides replacement awards as substitution for outstanding equity awards. Moreover, in no event will the Company gross up or pay for excise taxes relating to any change in control benefits. For more detail on these change in control agreements and benefits, see “Post-Employment Termination Benefits.”

Mr. Davoli’s Long-Term Assignment to the U.S.

We relocated Rodrigo Davoli to the United States in June 2023 in connection with his transition to SVP and General Manager, North America. To facilitate the transition, Sylvamo provided relocation expenses, tax services and certain benefits including housing allowance, education for children, home leave and a company car for a 2-year duration. The total payment made in 2023 for such benefits was $156,598.

Consistent with Brazilian law, upon his termination by mutual consent from our Brazilian subsidiary, Sylvamo paid Mr. Davoli $118,047 in indemnity, $23,092 vacation pay and $15,510 in other miscellaneous payments. Mr. Davoli’s departure from Brazil by mutual consent was more cost efficient for Sylvamo but resulted in Mr. Davoli’s forfeiting $119,538 under the Brazilian Previp Plan, which was reimbursed to him (paid in Brazilian Real and converted using the 12/29/2023 foreign exchange rate of 1 BRL = 0.2061 USD). These payments are described in the Summary Compensation Table on page 48.

Proxy Statement 2024  45

EXECUTIVE COMPENSATION

Perquisites

Other than personal use of charter aircraft by the CEO up to a limit of $125,000 per year, we currently do not offer any material perquisites to our NEOs. This limited benefit was approved by the Board in December 2021 taking into consideration both safety and time-management needs of our CEO. In 2023, the incremental cost to the Company of this perquisite was $124,786. Any perquisites offered in the future will be approved by our MDCC or the Board. Mr. Davoli, during his time in Brazil, had the benefit of a company car, a common local practice for executives.

Other Governance- and Compensation- Related Matters

Insider Trading and Anti-Hedging/Anti-Pledging Policies

The Company has adopted comprehensive and detailed policies that regulate trading in Company securities by our insiders, including the Executive Officers and Board members. These policies include information regarding trading “blackout” periods and explain when transactions in Company securities are permitted. The policies also strictly prohibit all of our officers, employees and Board members from holding Company securities in a margin account or pledging them as collateral for a loan and from engaging in any of the following short-term or speculative transactions involving Company securities: short sales; publicly traded options, such as puts, calls or other derivative instruments; and hedging and monetization transactions, such as zero-cost collars, forward-sale contracts, equity swaps and exchange funds.

Officer Stock Ownership and Retention Requirements

Our CEO and SVPs are expected to own shares of our common stock with a minimum market value based on a multiple of base salary. This policy is intended to align our Executive Officers’ interests with those of our shareowners and encourage long-term shareowner value creation by requiring officers to have a significant equity stake in the Company. Our stock ownership requirements are based on position:

Position	Ownership Requirement

Chief Executive Officer	6x base salary

Senior Vice President	3x base salary

We include the following types of equity for purposes of meeting the ownership requirement:

•	Freely held shares (whether purchased on the open market or fully earned through a Company plan or program);

•	“Beneficial” shares held indirectly by a trust or family member;

•	Unvested restricted shares or units (e.g., RSUs); and

•	DEUs earned on unvested RSUs.

Outstanding PSUs will not be counted toward meeting the ownership requirement. Officers are required to retain 50 percent of their net (after-tax) shares paid under any Company long-term incentive plan or program, such as shares paid out under the LTIP and vested restricted stock, until their ownership requirement is satisfied. The ownership requirements must be met within five years of being named to the position. CEO and SVP stock ownership is reviewed annually by the MDCC to monitor compliance. The CEO and SVPs are in compliance with these requirements.

Clawback and Forfeiture of Incentive Awards

In July 2023, the MDCC approved the Sylvamo Corporation Clawback Policy (“Clawback Policy”), which is designed to comply with the NYSE listing standards implementing the SEC’s compensation recoupment rules. Under our Clawback Policy, we will recover certain incentive compensation in the event of an accounting restatement as defined in the policy. We will also recover amounts as directed by the MDCC in the event of misconduct as defined in the Clawback Policy. Awards under the AIP may be subject to a clawback if, during employment or within 90 days after termination, the employee engages in an act detrimental to the business interest or reputation of the

46  Sylvamo

EXECUTIVE COMPENSATION

Company or any act determined to be a deliberate disregard of the Company’s rules, or violation of a restrictive covenant. Beginning in 2023, equity awards granted to our Executive Officers (including the NEOs) under the LTIP within a three-year look-back period may be subject to a clawback in the event such executive officer violates the Company’s Code of Conduct or a restrictive covenant. In addition, outstanding AIP and LTIP awards are subject to forfeiture in the event of an accounting restatement or misconduct.

Non-Competition and Non-Solicitation Covenants

Restrictive covenants are required for our executive officers, including the NEOs, as a condition to participating in the ESP and may also, upon violation, result in clawback or forfeiture of incentive awards. In addition, the Company maintains Non-Competition and Non-Solicitation Agreements with other leaders of the Company to prohibit certain competitive activities and to protect confidential information and trade secrets from unauthorized use or disclosure. Violation of these agreements may result in clawback or forfeiture of incentive compensation awards. We continue to evaluate our restrictive covenants in light of regulatory developments.

Prohibition on Repricing; No Stock Option Grants

We do not backdate or reprice equity grants. Our incentive compensation plan provides that stock options may not be repriced, directly or indirectly, without the prior consent of the Company’s shareowners. We currently do not offer stock options.

Equity Grant Timing

The Company does not have any program, plan or practice to time, and has not timed, equity grants to coordinate with the release of material non-public information. Annual equity grants under the LTIP are approved at the MDCC’s meeting in February. RSUs are granted from time to time by our Senior Vice President & Chief People Officer (as delegated by the Board) within parameters approved by the MDCC, and may be granted on the first day of any month. Having predetermined grant dates minimizes any concern that grant dates could be selectively chosen based upon market price at any given time.

Tax and Accounting Considerations

In general, the tax and accounting treatment of our compensation for our executives is considered, but is not a core component, when setting our compensation plans and programs. We strive to balance the cost of the compensation programs with the benefit intended through our compensation philosophy, while maintaining the flexibility to reward and retain our executives. The accounting treatment of stock-based compensation is not determinative of the type, timing, or amount of any particular grant made to our executives.

Compensation Committee Report

On behalf of the Board of Directors, the Management Development and Compensation Committee of the Board of Directors (referred to as the MDCC) oversees the Company’s compensation programs. In fulfilling its oversight responsibilities, the MDCC has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the Company’s management.

Based on the review and discussion referred to above, the MDCC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and its Proxy Statement on Schedule 14A filed in connection with the Company’s 2024 Annual Meeting of Shareowners.

Management Development and Compensation Committee

•	Liz Gottung, Chair

•	Stan Askren

•	Joia M. Johnson

•	J. Paul Rollinson

•	Mark W. Wilde

Proxy Statement 2024  47

Executive Compensation Tables

Summary Compensation Table

The table below shows base salary, stock awards under our LTIP and, if applicable, our ad hoc RSA program, cash awards under our AIP, the change in pension value, and all other compensation to our NEOs for the period January 1, 2023 through December 31, 2023.

Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Jean-Michel Ribiéras
CEO & Chairman of the Board (Principal Executive Officer)	2023 2022 2021	1,110,000 1,029,167 250,000	— — —	4,179,676 3,880,598 2,917,599	972,100 1,765,500 425,000	123,744 — —	440,068 234,930 28,536	6,825,588 6,910,195 3,621,135

John V. Sims
Chief Financial Officer (Principal Financial Officer)	2023 2022 2021	620,021 591,771 143,750	— — —	1,306,167 1,234,742 1,336,150	360,100 776,700 187,000	197,677 — —	153,778 87,034 17,466	2,637,743 2,690,247 1,684,366

Rodrigo Davoli (6)(7)	2023	395,840	—	397,094	190,100	—	491,391	1,474,425
Senior Vice President—General Manager, North America
Matthew L. Barron (7)	2023 2022	472,450 432,250	— —	679,251 493,938	224,700 444,900	— —	93,335 54,845	1,469,736 1,425,933
Senior Vice President— Chief Administrative & Legal Officer
Greg C. Gibson (7)
Senior Vice President—Commercial Excellence	2023 2022 2021	507,800 494,000 120,000	— — —	585,200 658,556 641,104	238,700 494,000 119,000	36,210 — —	86,883 68,647 15,136	1,454,793 1,715,203 895,240

(1) Sylvamo spun off from International Paper on October 1, 2021 becoming a standalone publicly traded company. As such, the periods reported include fiscal 2023 and 2022 and the period October 1, 2021 through December 31, 2021. Mr. Barron was not a NEO in 2021 and Mr. Davoli was not an NEO in 2021 or 2022.

(2) The amounts shown in this column reflect the grant date fair value of the 2023 LTIP grant of restricted stock units and performance stock units to the NEOs on March 1, 2023, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values for the 2023 fiscal year may be found in Note 16 to our audited consolidated and combined financial statements included in the Company’s Form 10-K for the fiscal year-ended December 31, 2023.

(3) The amounts shown in this column represents the amount earned under the 2023 AIP based on Company and individual performance during the period shown, which is paid in February of the following year. The amount shown for Mr. Davoli includes amounts earned through June 30, 2023 while SVP & General Manager Latin America, which were denominated in Brazilian Real; the Brazilian Real values were converted using the 12/29/2023 foreign exchange rate of 1 BRL = 0.2061 USD for purposes of this disclosure.

(4) The amounts shown in this column represent the change in accruals under our Retirement Plan and Pension Restoration Plan as shown in the “Pension Benefits” table. Importantly, the change in pension value is not currently paid to an executive as compensation, but is a measurement of the change in value of the pension from January 1, 2023 to the end of the fiscal year. Changes in pension value arise from, among other things, the decrease in the discount period and the impact of changes in assumptions from the prior measurement date including changes in the discount rate and mortality rates. The discount rate used is the same as the rate used by the Company for financial statement disclosure as of the end of the fiscal year. This rate, which decreased by 30 basis points from the beginning of the measurement period, is based on economic conditions at year end. Mr. Barron and Mr. Davoli do not participate in our Retirement Plan or Pension Restoration Plan. Note the present value of Retirement Plan and Pension Restoration Plan benefits may increase in the future if interest rates decline. The NEOs do not receive “preferential or above market” earnings on non-qualified deferred compensation. Accordingly, there is no amount included in this column for this type of earnings credit.

48  Sylvamo

EXECUTIVE COMPENSATION TABLES

(5) A breakdown of the “All Other Compensation” amounts for 2023 is shown in the following table:

Name	Retirement Savings Account Contributions ($)(a)	Company Matching Contribution ($)(b)	Group Life Insurance ($)(c)	Company Matching Gift ($)(d)	Personal Use of Charter Aircraft ($)(e)	Company Car ($)(f)	Amounts Related to Relocation to U.S. ($)(g)	Total ($)(h)
Jean-Michel Ribiéras	172,530	138,024	4,728	—	124,786	—	—	440,068
John V. Sims	83,803	67,043	2,932	—	—	—	—	153,778
Rodrigo Davoli	7,167	21,998	1,831	—	—	27,610	432,785	491,391
Matthew L. Barron	45,868	44,033	2,234	1,200	—	—	—	93,335
Greg C. Gibson	60,108	24,374	2,401	—	—	—	—	86,883

(a) The amounts shown in this column represent the Retirement Savings Account contributions made by the Company to the NEO’s account in the Sylvamo Savings Plan and Deferred Compensation Savings Plan, as shown in the “Non-Qualified Deferred Compensation Plan” table. The contribution amount is equal to a percentage of eligible compensation, based on the NEO’s age at the date the contribution is made.

(b) The amounts shown in this column represent the Company match to the NEO’s contribution to the Sylvamo Savings Plan and Deferred Compensation Savings Plan, as shown in the “Non-Qualified Deferred Compensation Plan” table. For Mr. Davoli, the amount shown also includes the Company match of $18,988 to the Company’s Previp savings plan in Brazil, which were converted to U.S. dollars using the December 29, 2023 foreign exchange rate of 0.2061 BRL = 1 USD for the purposes of this disclosure.

(c) The amounts shown in this column represent the Company’s annual premium payment for the NEO’s group life insurance benefit. For Mr. Davoli the amount also includes $1,196 associated with life insurance benefits provided during his time in Brazil. Amounts paid in Brazil were converted to U.S. dollars using the December 29, 2023 foreign exchange rate of 0.2061 BRL = 1 USD for the purposes of this disclosure.

(d) The amounts shown in this column represent the Company’s match of each NEO’s donations to the United Way of America (50-percent match).

(e) The amount shown in this column represent the company cost of Mr. Ribiéras personal use of chartered aircraft.

(f) The amount in this column represents the company cost of a company car provided to Mr. Davoli for the period January – June 2023, while in Brazil, which were converted to U.S. dollars using the December 29, 2023 foreign exchange rate of 0.2061 BRL = 1 USD for the purposes of this disclosure. This is a prevalent market benefit provided to executives in Brazil.

(g) The amount in this column includes costs associated with Mr. Davoli’s relocation to the U.S. in mid-2023. These costs include $20,050 in housing, $7,365 in travel related expenses, $29,867 in moving expenses, $56,382 in educational payments, and $42,934 in tax gross-ups. In addition to facilitate a termination by mutual consent from the Brazilian subsidiary under Brazilian law certain payments were made to Mr. Davoli, including indemnity payments of $118,047, vacation pay of $23,092, $119,538 in forfeited Previp Savings Plan contributions and $15,510 in miscellaneous payments. Benefits paid in Brazil were converted to U.S. dollars using the December 29, 2023 foreign exchange rate of 0.2061 BRL = 1 USD for the purposes of this disclosure.

(h) The amounts shown in this column represent the sum of columns (a) through (e).

(6) Mr. Davoli’s salary and AIP for the period January 1, 2023 to June 30, 2023 were denominated in his local currency of Brazilian Real. Upon his relocation to the U.S. in July 2023 his salary and associated AIP Target were denominated in U.S. Dollars. The Brazilian amounts were converted to U.S. dollars using the December 29, 2023 foreign exchange rate of 0.2061 BRL = 1 USD for the purposes of this disclosure.

(7) Mr. Davoli was not an NEO in 2021 or 2022. Mr. Barron was not an NEO in 2021. Mr. Gibson retired on March 31, 2024.

Proxy Statement 2024  49

EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards

The table below shows payout ranges for our NEOs under the 2023 AIP and the 2023 LTIP grants, as described in our CD&A. There were no other plan-based cash or equity awards granted to our NEOs in 2023.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	MDCC Action Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jean-Michel Ribiéras			337,500	1,350,000	2,700,000
	3/1/2023	2/21/2023				2,918	48,766	97,532
	3/1/2023	2/21/2023							33,892	4,179,676
John V. Sims			125,000	500,000	1,000,000
	3/1/2023	2/20/2023				912	15,240	30,480
	3/1/2023	2/20/2023							10,591	1,306,167
Rodrigo Davoli			66,000	263,900	527,800
	3/1/2023	2/20/2023				277	4,633	9,266
	3/1/2023	2/20/2023							3,220	397,094
Matthew L. Barron			78,000	312,000	624,000
	3/1/2023	2/20/2023				474	7,925	15,850
	3/1/2023	2/20/2023							5,508	679,251
Greg C. Gibson			82,900	331,500	663,000
	3/1/2023	2/20/2023				409	6,828	13,656
	3/1/2023	2/20/2023							4,745	585,200

(1) The MDCC approved the 2023 LTIP grants at its February 20, 2023 meeting, with the exception of the LTIP grant to the CEO, which was approved by the Board on February 21, 2023.

(2)The amounts shown in these columns show the: (i) threshold, which is the amount that would have been paid under the 2023 AIP if the Company had achieved only the minimum performance level required in one of the following performance metrics: Adjusted EBITDA Margin or Free Cash Flow. For example, since absolute Adjusted EBITDA Margin is weighted at 50 percent, a threshold payout at 50 percent would result in weighted performance achievement of 25 percent (or 50 percent of 50 percent), (ii) target and (iii) maximum payouts (200%) under the 2023 AIP. The actual amount paid is shown in the Summary Compensation Table. Minimum performance in at least one objective is required to fund an AIP award pool. The amounts shown for Mr. Davoli, include amounts earned through June 30, 2023 while SVP & General Manager Latin America, which were denominated in Brazilian Real; the Brazilian Real values were converted using the 12/29/2023 foreign exchange rate of 1 BRL = 0.2061 USD.

(3) The amounts shown in these columns reflect the: (i) threshold, which is the amount that would have been paid for the PSUs granted under the 2023 LTIP if the Company had achieved only the minimum performance level required in one of the following performance metrics: Absolute ROIC or rTSR. The number of units granted for the rTSR portion is lower due to incorporating the Monte Carlo valuation into the calculation of units as such, we used the rTSR portion in this example. For example, since rTSR is weighted at 50 percent, a threshold payout at 25 percent would result in weighted performance achievement of 12.5 percent (or 50 percent of 25 percent). Minimum performance in at least one objective is required to earn a payout under the PSU portion. Maximum performance under the PSU portion is 200 percent.

(4) The amount shown in these columns reflect the time-based RSU portion of the 2023 LTIP grant, excluding dividend equivalent units that were awarded during the year. These awards vest ratably over a three-year period beginning March 1, 2024.

(5) The amounts shown in this column reflect the grant date fair value of the time-based restricted stock units and the performance-based restricted stock units associated with the 2023 LTIP grant, excluding dividend equivalent units that were awarded during the year as explained in further detail in the narrative following this table.

50  Sylvamo

EXECUTIVE COMPENSATION TABLES

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Awards under our non-equity based plan (AIP) and our equity-based plan (LTIP) are described in our Compensation Discussion & Analysis. Actual amounts paid, if any, under these incentive programs will be based on Company performance in pre-established performance metrics at the end of the performance period. Actual amounts paid, if any, under the LTIP will increase as a result of dividend equivalent units that accrue on unvested LTIP if dividends are declared for shareowners during the performance period, which dividend equivalent units are subject to the same terms and conditions as the underlying LTIP award. Both AIP and LTIP awards may be forfeited in the event of certain misconduct or in the event of a financial restatement. RSUs awarded under the LTIP will be pro-rated based on service in the event of death, disability, severance and retirement. PSUs awarded under the LTIP will be pro-rated based on service and paid based on target performance in the event of death or disability. In other termination scenarios (other than for cause), PSUs will be pro-rated based on service and paid at actual Company performance at the end of the performance period.

Outstanding Equity Awards at Fiscal Year End

The following table shows the outstanding equity awards, including accrued dividend equivalents units held by our NEOs as of December 31, 2023.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jean-Michel Ribiéras	10/15/2021	35,345	1,735,793
	2/22/2022	27,373	1,344,288
	2/22/2022			116,361	5,714,489
	3/1/2023	34,713	1,704,755
	3/1/2023			60,843	2,988,000
John V. Sims	10/15/2021	16,187	794,944
	2/22/2022	8,710	427,748
	2/22/2022			37,024	1,818,249
	3/1/2023	10,848	532,745
	3/1/2023			19,014	933,778
Rodrigo Davoli	10/15/2021	3,019	148,263
	2/22/2022	2,489	122,235
	2/22/2022			10,579	519,535
	3/1/2023	3,298	161,965
	3/1/2023			5,780	283,856
Matthew L. Barron	10/15/2021	3,017	148,165
	2/22/2022	3,484	171,099
	2/22/2022			14,811	727,368
	3/1/2023	5,641	277,030
	3/1/2023			9,887	485,551

Proxy Statement 2024  51

EXECUTIVE COMPENSATION TABLES

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Greg C. Gibson	10/15/2021	7,766	381,388
	2/22/2022	4,645	228,116
	2/22/2022			19,747	969,775
	3/1/2023	4,860	238,675
	3/1/2023			8,519	418,368

(1) These amounts represent the outstanding time-based restricted stock units granted under the: (i) 2021 Transaction grant on October 15, 2021, which vest ratably over three years beginning March 1, 2022; (ii) 2022 LTIP on February 22, 2022, also vesting ratably over three years beginning on March 1, 2023 and (iii) 2023 LTIP on March 1, 2023, also vesting ratably over three years beginning on March 1, 2024.

(2) The market value is calculated based on the closing price of our common stock on December 29, 2023, of $49.11.

(3) These amounts represent the unearned performance-based restricted stock units outstanding under the 2022 LTIP and 2023 LTIP. These awards will vest, based on Company performance, on March 1, 2025 and 2026, respectively. Units disclosed for the 2022 LTIP assume maximum performance achievement of 200%, as cumulative performance to date exceeds target for both ROIC and rTSR. Units disclosed for the 2023 LTIP performance assume (i) maximum performance of 200% for the rTSR portion, as cumulative performance to date exceeds target, and (ii) threshold performance of 50% for the ROIC portion as cumulative performance to date is below threshold performance.

(4) The market value is calculated based on the number of unearned performance shares outstanding and the closing price of our common stock on December 29, 2023 of $49.11.

Stock Vested

The following table shows information about vesting of RSUs for each of the NEOs during fiscal 2023, including the value realized at vest.

	Stock Awards
Name	Number of Shares Acquired On Vesting (#)(1)	Value Realized on Vesting ($)(2)
Jean-Michel Ribiéras	47,873	2,361,575
John V. Sims	20,056	989,362
Rodrigo Davoli	4,164	205,410
Matthew L. Barron	4,648	229,286
Greg C. Gibson	9,851	485,950

(1) Amounts shown represent shares under the 2021 Transaction Grant and the 2022 LTIP that vested on March 1, 2023.

(2) Amounts shown represent the value of the vested shares based on our closing stock price on the date immediately preceding the vesting date of the award, which was $49.33 on February 28, 2023, the closing stock price on the trading day preceding the vest on March 1, 2023.

Pension Benefits

The following table shows the present value of benefits payable to our NEOs under our Retirement Plan and Pension Restoration Plan at December 31, 2023. The change in present value of the accrued benefit is shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2023.

52  Sylvamo

EXECUTIVE COMPENSATION TABLES

Messrs. Ribieras, Sims and Gibson are eligible for a benefit calculated under the Retirement Plan and the Pension Restoration Plan formula.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
Jean-Michel Ribiéras	Retirement Plan	13.83	701,401
	Pension Restoration Plan	13.83	2,031,693
	Total		2,733,094
John V. Sims	Retirement Plan	24.58	1,266,732
	Pension Restoration Plan	24.58	2,215,511
	Total		3,482,243
Rodrigo Davoli	Retirement Plan	—	—
	Pension Restoration Plan	—	—
	Total		—
Matthew L. Barron	Retirement Plan	—	—
	Pension Restoration Plan	—	—
	Total		—
Greg C. Gibson	Retirement Plan	36.42	1,850,919
	Pension Restoration Plan	36.42	2,848,852
	Total		4,699,771

(1) In February 2014, International Paper’s MDCC approved changes to the Retirement Plan and Pension Restoration Plan such that credited service and compensation were capped effective December 31, 2018, for salaried employees, including the NEOs. For service after this date, employees affected by the freeze will receive Retirement Savings Account contributions. Accordingly, this column represents years of service credited to each eligible NEO under the Retirement Plan and the Pension Restoration Plan, not years of service with the Company.

(2) The calculation of the present value of accumulated benefits as of December 31, 2023 assumes a discount rate of 5.20 percent for annuity payments and deferral periods. The assumptions regarding the benefit commencement date are the same as described in footnote (1).

Retirement Plan of Sylvamo

Our Retirement Plan is a funded, tax-qualified plan that covers all U.S. salaried employees employed by IP prior to July 1, 2004. U.S. employees hired by IP or Sylvamo on or after July 1, 2004, are eligible for a Company-paid Retirement Savings Account contribution to our Sylvamo Savings Plan and Deferred Compensation Savings Plan in lieu of participation in the Retirement Plan. All of our NEOs, with the exception of Messrs. Barron and Davoli, were employed by IP in the United States prior to July 1, 2004, and thus are eligible to participate in the Retirement Plan based on service with IP.

We calculate the benefit under the Retirement Plan at the rate of 1.67% of the participant’s average pensionable earnings received over the highest five consecutive calendar years of the last 10 calendar years, multiplied by his or her years of service, then reduced by a portion of Social Security benefits. We include as pensionable earnings the participant’s base salary plus AIP awards that were not deferred, up to the maximum limit set by the IRS.

Sylvamo Pension Restoration Plan for Salaried Employees

Our supplemental retirement plan for our salaried employees is an unfunded, non-qualified plan that covers all U.S. salaried employees of Sylvamo, who were previously employed by International Paper prior to July 1, 2004. This plan augments our Retirement Plan by providing retirement benefits based on compensation that is greater than the limits set by the IRS. We include as eligible compensation under this plan the participant’s base salary plus AIP awards, including amounts deferred. All of our NEOs, with the exception of Messrs. Barron and Davoli, were employed by IP in the United States prior to July 1, 2004, and thus are eligible to participate in the Pension Restoration Plan.

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EXECUTIVE COMPENSATION TABLES

We calculate the benefit under the Pension Restoration Plan in the same manner as the Retirement Plan and then reduce the benefit by the amount payable under the Retirement Plan.

Eligibility for Early Retirement Benefits

Normal retirement under our Retirement Plan and Pension Restoration Plan is age 65.

Participants, including the participating NEOs, are eligible for early retirement under the Retirement Plan and the Pension Restoration Plan at age 55 with 10 years of service. However, a participant’s accrued benefit is reduced by 4% for each year that the participant retires before reaching age 62. Eligible active employees may receive an unreduced benefit once they reach age 61 and have completed at least 20 years of service. As of December 31, 2023, Messrs. Ribiéras, Sims, and Gibson are eligible to receive unreduced early retirement benefits under the plans.

Non-Qualified Deferred Compensation

The following table shows contributions in 2023 by the Company and each of our NEOs to the DCSP, which is our non-qualified deferred compensation plan, and each NEO’s DCSP account balance as of December 31, 2023.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Balance at Last Fiscal Year End ($)(4)
Jean-Michel Ribiéras	246,450	274,914	330,337	3,029,746
John V. Sims	90,665	115,206	246,826	1,521,949
Rodrigo Davoli	—	—	—	—
Matthew L. Barron	46,988	57,560	35,446	363,940
Greg C. Gibson	34,000	60,708	173,959	2,039,113

(1) These amounts are included in the “Salary” column of the Summary Compensation Table for 2023 for each NEO.

(2) These amounts are included in the “All Other Compensation” column of the Summary Compensation Table for 2023 for each NEO.

(3) These amounts are not included in the Summary Compensation Table because they are not “preferential or above market earnings.”

(4) Of the amounts shown in this column, the following amounts were included in the “Salary” column of the Summary Compensation Table for the years as follows: Mr. Ribiéras: $372,375, Mr. Sims: $141,840 and Mr. Gibson: $68,240 was included for the periods of 2021-2023 and for Mr. Barron $65,736 for 2022-2023. Amounts that may have been reported by International Paper prior to the spin-off are not included in these figures.

The DCSP allows participants to save for retirement by deferring up to 85% of eligible cash compensation, which includes base salary and AIP awards. Participants may contribute to the DCSP after deferring either the maximum pre-tax amount or total pre-tax and after-tax amount to the 401(k) plan or after reaching the IRS compensation limit for that year. The Company credits matching contributions equal to 70% of the participant’s contributions up to 4% of compensation, plus 50% of contributions up to an additional 4% of compensation. The Company also credits Retirement Savings Account contributions to each NEO’s account. These contributions are equal to a percentage of eligible compensation based on the NEO’s age at the date the contribution is made.

For 2023, NEO contribution amounts were as follows: Mr. Ribiéras contributed 9% of base salary, Mr. Sims contributed 8% of base salary, Mr. Gibson contributed 8% of base salary, Mr. Barron contributed 8% of base salary, and Mr. Davoli contributed 0% of base salary. As a result of the varying contribution amounts, the actual amounts deferred and the Company’s resulting matching contribution will vary for each NEO.

Participant contributions are credited with earnings (or losses) based on the participant’s choice of investment fund equivalents. Investment fund equivalents match the investment returns of the funds available in the 401(k) plan. Investment elections may be changed

54  Sylvamo

EXECUTIVE COMPENSATION TABLES

daily subject to securities laws restrictions. Differences in earnings reported in the “Non-Qualified Deferred Compensation” table above are based on the individual participant’s investment elections.

Participants are fully vested in their contributions at all times. Amounts contributed by the Company become vested upon completing three years of service, reaching age 65, death, disability, termination of employment as a result of the permanent closing of the participant’s facility, or eligibility for severance under the Salaried Employee Severance Plan.

Participant accounts are divided into contribution accounts for amounts deferred prior to January 1, 2005, and contribution accounts for amounts deferred after January 1, 2005. Distributions of amounts contributed on or after January 1, 2005, may only be made in the event of termination of employment, death, disability or through an in-service distribution at a date elected during the initial enrollment period. Participants must elect their distribution form of payment in an initial deferral election, which may only be changed under a subsequent distribution election that meets the requirements under IRC Section 409A. In the event no election has been made, the participant will receive a lump-sum form of payment. In-service withdrawals are limited to unforeseeable emergencies.

Potential Payments Upon Termination or Change-in-Control

Potential Payments Upon Death or Disability

The Company provides to our NEOs the following benefits in the event of termination due to death or disability, which are also available to all of our U.S. salaried employees. Upon reaching age 65, the disabled individual is covered under our retirement programs, if eligible, as described above. We provide long-term disability income benefit equal to 60 percent of base salary, up to a total payable benefit of $15,000 per month.

The Company provides the same benefits to the beneficiary of an executive officer (including an NEO) upon death as are available to our U.S. salaried employees.

In the event of an NEO’s termination due to disability or death, the vesting of the time-based awards granted under the LTIP is prorated based upon the number of months the participant worked during the vesting period, and are paid on the first day of the month following termination. The value of such prorated awards upon disability or death would be the same values shown below in the Vesting of Equity column in the Potential Payments Upon Retirement table.

Potential Payments Upon Retirement

The following table presents the potential payments to our NEOs, assuming that they retired December 31, 2023.

Name	Retirement Plan Annuity ($)	Pension Restoration Plan Annuity ($)	TOTAL Annuity ($)(1)	Unused/Earned Vacation Pay ($)(2)	Vesting of Equity ($)(3)
Jean-Michel Ribiéras	54,546	157,998	212,544	273,462	5,724,998
John V. Sims	98,197	171,746	269,943	127,404	2,040,717
Rodrigo Davoli	—	—	—	52,923	—
Matthew L. Barron	—	—	—	40,615	—
Greg C. Gibson	149,384	229,925	379,309	123,969	1,016,872

(1) Amounts shown represent the annual single life annuity benefits payable from the tax-qualified Retirement Plan and the Pension Restoration Plan as of December 31, 2023. Messrs. Ribiéras, Sims, and Gibson are eligible for early retirement as of December 31, 2023. No amounts are shown for Messrs. Barron and Davoli, as they are not participants in the Retirement Plan and Pension Restoration Plan.

(2) Amounts shown in this column are (i) 2023 earned vacation pay, and (ii) special vacation pay upon retirement, which is a percentage of base salary based on years of service (as Mr. Barron and Mr. Davoli are not retirement eligible, their amounts do not include special vacation pay).

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EXECUTIVE COMPENSATION TABLES

(3) Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 29, 2023, of the prorated portions of the outstanding time-based restricted stock units and performance-based restricted stock units, assuming target Company performance (as Mr. Barron and Mr. Davoli are not retirement eligible, their equity would forfeit upon termination).

Potential Payments Upon Involuntary Termination Without Cause

The following table represents all amounts that would be payable to our NEOs in the event of involuntary termination without cause, including earned pension amounts payable as a result of the termination and the prorated vesting of outstanding equity awards per the terms of the LTIP assuming that the termination occurred on December 31, 2023.

Name	Lump Sum Severance Payment ($)(1)	Vesting of Equity ($)(2)	Value of Continued Benefits ($)(3)	TOTAL Pension Annuity ($)(4)
Jean-Michel Ribiéras	6,195,562	5,724,998	102,458	212,544
John V. Sims	1,112,504	2,040,717	93,287	269,943
Rodrigo Davoli	673,023	516,539	94,518	—
Matthew L. Barron	745,315	702,961	94,445	—
Greg C. Gibson	872,669	1,016,872	93,287	379,309

(1) The amounts shown in this column reflect estimated amounts under the Executive Severance Plan. For the CEO, the formula of two times the sum of (i) salary and (ii) target AIP for 2023. For all other NEOs, the formula is one times salary. Amounts shown also include the following benefits to which the NEO would be entitled: (i) 2024 earned vacation pay, (ii) special vacation pay upon retirement, which is a percentage of base salary based on years of service (as Mr. Barron and Mr. Davoli are not retirement eligible, their amounts do not include special vacation pay) and AIP award earned for 2023. The Company does not gross-up severance benefits.

(2) Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 29, 2023, of the prorated portions of the outstanding time-based restricted stock units and performance-based restricted stock units, assuming target Company performance.

(3) Amounts shown in this column reflect the cost of (i) 18 months for the CEO and 12 months for all other NEOs of continued medical and dental under COBRA after the active employee rate has been paid by the NEO and (ii) executive outplacement services.

(4) Amounts shown represent the annual single life annuity benefits payable from the tax-qualified Retirement Plan and the Pension Restoration Plan as of December 31, 2023. Messrs. Ribiéras, Sims, and Gibson are eligible for early retirement as of December 31, 2023. No amounts are shown for Messrs. Barron and Davoli, as they are not participants in the Retirement Plan and Pension Restoration Plan.

Potential Payments Upon Involuntary Termination With Cause

An executive officer who is terminated with cause would not be eligible for the severance benefits included in the previous table. Further, the executive officer would lose outstanding equity awards under the LTIP or other restricted stock grants, and would not be eligible for payment of an AIP award.

Name	Pension Annuity ($)(1)
Jean-Michel Ribiéras	212,544
John V. Sims	269,943
Rodrigo Davoli	—
Matthew L. Barron	—
Greg C. Gibson	379,309

(1) Amounts shown represent the annual single life annuity benefits payable from the tax-qualified Retirement Plan and the Pension Restoration Plan as of December 31, 2023. Messrs. Ribiéras, Sims, and Gibson are eligible for early retirement as of December 31, 2023. No amounts are shown for Messrs. Barron and Davoli, as they are not participants in the Retirement Plan and Pension Restoration Plan.

56  Sylvamo

EXECUTIVE COMPENSATION TABLES

Potential Payments Upon Qualifying Termination After Change in Control

The following table represents amounts that would be payable to our NEOs upon termination of employment on December 31, 2023 without cause (including by the NEO for “good reason”) within two years following a change in control of the Company.

Name	Lump Sum Severance Payment ($)(1)	Value of Continued Benefits ($)(2)	TOTAL Cash-Based Award ($)	Accelerated Vesting of Equity ($)(3)	TOTAL Pre-Tax Benefit ($)(4)	Pension Annuity ($)(5)
Jean-Michel Ribiéras	7,810,962	102,458	7,913,420	10,095,073	18,008,493	212,544
John V. Sims	2,314,904	102,458	2,417,362	3,431,115	5,848,477	269,943
Rodrigo Davoli	1,357,673	104,304	1,461,977	925,289	2,387,266	—
Matthew L. Barron	1,540,615	104,195	1,644,810	1,358,621	3,003,431	—
Greg C. Gibson	1,717,719	102,458	1,820,177	1,676,526	3,496,703	379,309

(1) Amounts shown in this column reflect a change in control severance payment under the Executive Severance Plan. For the CEO, this is two and a half times the sum of (i) base salary as of December 31, 2023 and (ii) target AIP for 2023. For all other NEOs, this is one and a half times the sum of (i) base salary and (ii) target AIP for 2023. Also included in this amount is the (i) 2023 AIP target bonus, (ii) 2024 earned vacation and (iii) special vacation pay, if applicable.

(2) Amounts shown in this column reflect the cost of (i) 18 months of continued medical and dental under COBRA after the active employee rate has been paid by the NEO and (ii) executive outplacement services.

(3) Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2023, of the outstanding equity awards, assuming target performance for the performance-based units.

(4) Amounts shown in this column represent the total of the cash amounts payable as well as the value of accelerated vesting of equity.

(5) Amounts shown represent the annual single life annuity benefits payable from the tax-qualified Retirement Plan and the Pension Restoration Plan as of December 31, 2023. Messrs. Ribiéras, Sims, and Gibson are eligible for early retirement as of December 31, 2023. No amounts are shown for Messrs. Barron and Davoli, as they are not participants in the Retirement Plan and Pension Restoration Plan.

Narrative to Potential Payments Upon Qualifying Termination After Change in Control Table

The Company has an Executive Severance Plan (“ESP”) (each of the U.S. based Executive Officers has entered into participation agreements under the ESP), that provide severance payments and other benefits in the event of a change in control of the Company. Our Board believes that maintaining the ESP is a sound business practice that protects shareowner value prior to, during and after a change in control, and allows us to recruit and retain top executive talent. This program is only available to the U.S. based Executive Officers including the NEOs. For our non-U.S. based Executive Officers, similar provisions have been provided for in their respective employment contracts.

We believe this ESP aligns executive and shareowner interests by enabling leaders of the Company to focus on the interests of shareowners and other constituents when considering a potential change in control, without undue concern for their own financial and employment security.

As shown in greater detail in the above table, the ESP provides the following benefits to the NEOs only if there has been both a change in control of the Company and a qualifying termination of employment; i.e., they are terminated without cause by the new employer or the employee departs for “good reason” within two years of the change in control (“double-trigger” benefits):

•

Cash severance payment equal to the sum of (i) base salary as of the date of the qualifying termination plus (ii) target AIP for the year of the qualifying termination times one and a half (two and a half times for Mr. Ribiéras);

•	Prorated AIP for the year of the qualifying termination (based on target achievement);

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EXECUTIVE COMPENSATION TABLES

•	Medical and dental insurance for 18 months; and

•	Where replacement awards are provided in substitution for outstanding equity awards upon the change in control, all such replacement awards vest and become unrestricted.

A “change in control” is defined in the ESP as any of the following events:

•	Acquisition of 30 percent or more of the Company’s stock;

•

Change in the majority of the Board of Directors within two consecutive years, unless two-thirds of the directors in office at the beginning of the period approved the nomination or election of the new directors;

•	Merger or similar business combination;

•	Sale of substantially all of the Company’s assets; or

•	Approval by our shareowners of a complete liquidation or dissolution of the Company.

The lump sum cash severance benefit shown above is payable only in the event of termination of employment without cause within two years following a change in control. This includes voluntary resignation only in limited situations that meet the definition of “good reason,” listed below. Under no circumstance will an executive receive a cash severance benefit under the agreement if he or she leaves voluntarily other than for “good reason,” which is defined as:

•	The assignment to the executive of duties inconsistent with his or her position or a substantial decrease in responsibilities;

•	Reduced annual base salary;

•	Elimination of a material compensation plan (including the AIP or LTIP) or a change in the executive’s participation on substantially the same basis;

•

Elimination of substantially similar pension or welfare plans (except for across-the-board reductions of such benefits for executives), or a material reduction of any fringe benefit, or failure to provide the same number of vacation days;

•	Failure by the Company to secure an agreement by the successor to assume the change in control agreement;

•	Any other termination without sufficient notice; or

•	Relocation more than 50 miles from place of work.

CEO Pay Ratio

Pursuant to Item 402(u) of SEC Regulation S-K, we are providing the relationship of the annual total compensation of our Chairman and CEO, Jean-Michel Ribiéras, to that of our median compensated employee.

For fiscal 2023:

•	The annual total compensation of our median employee was $34,867; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table (see page 48), was $6,825,588.

The resulting ratio of annual total compensation for Mr. Ribiéras to the median employee was 196:1.

To calculate the CEO pay ratio we used the following methodology and assumptions:

•	Utilized the global employee population as of November 1, 2023 (excluding the CEO), which included all full-time, part-time, temporary and seasonal employees, to select the median employee,

58  Sylvamo

EXECUTIVE COMPENSATION TABLES

•	Base salary/wages paid from January 1 through October 31, 2023 was used as the compensation measure, and

•

The annual total compensation of the median employee was determined using the same methodology as the total compensation of Mr. Ribiéras as provided in the Summary Compensation Table (see page 48) for 2023.

This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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Pay Versus Performance
The MDCC designed an executive compensation program to link a majority of our NEOs’ realized compensation to achievement of Sylvamo’s financial, commercial and strategic goals, and to align executives’ interest with those of shareowners. The table below shows the total compensation for our NEOs for the past three years, the “compensation actually paid” to our CEO and, on an average basis, our other NEOs, our TSR, the TSR of the S&P Small Cap Materials Index, our net income and our financial performance measure for compensatory purposes, Free Cash Flow.

					Value of Initial Fixed $100 Investment Based on
Year (1)	Summary Compensation Table Total for CEO ($) (2)	Compensation Actually Paid to CEO ($) (3)	Average Summary Compensation Table Total for Other Non-CEO NEOs ($) (4)	Average Compensation Actually Paid To Other Non-CEO NEOs ($) (5)	Total Shareholder Return	Peer Group Total Shareholder Return (6)	Net Income ($) (7)	Free Cash Flow ($) (8)
2023	6,825,588	7,761,689	1,759,174	1,891,696	154.36	116.45	253	294
2022	6,910,195	9,884,131	1,808,233	2,451,556	148.12	97.06	118	332
2021	3,621,135	3,557,687	1,043,829	1,026,713	84.52	103.35	62	117
(1) On October 1, 2021, the Company spun off from International Paper and became a publicly traded company, as such we are reporting fiscal 2023 and 2022 and the period October 1, 2021 through December 31, 2021.
(2) The amounts shown in this column represent the total compensation, per the Summary Compensation Table, (see page 48), for our CEO, Mr. Ribiéras, for the period October 1, 2021 through December 31, 2021 and fiscal years 2022 and 2023.
(3) SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine “compensation actually paid” as reported above. The amounts shown do not necessarily reflect the actual amounts of compensation paid to our CEO or other NEOs during the applicable year as they include (i) the year-end
value of equity awards granted during the reported year that have not yet vested, (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested or were forfeited, or through the end of the fiscal year and (iii) certain pension related costs. Below is a calculation of “compensation actually paid” to the CEO and other NEOs (“Other NEOs”), which for 2023 are Messrs. Sims, Barron, Davoli and Gibson, for 2022 are Messrs. Sims, Gibson, Barron and Wilczynski, and for 2021 Messrs. Sims, Gibson, Cleves and Wilczynski:

Year/ Executive	Summary Compensation Table Total ($)	Reported Value of Equity Awards ($) (a)	Equity Award Adjustments ($) (b)	Reported Change in the Actuarial Present Value of Pension Benefits ($) (c)	Pension Benefit Adjustments ($) (d)	Compensation Actually Paid ($)
2023
CEO, Mr. Ribiéras	6,825,588	(4,179,676)	5,239,521	(123,744)	—	7,761,689
Other NEOs	1,759,174	(741,928)	932,921	(58,472)	—	1,891,696
2022
CEO, Mr. Ribiéras	6,910,195	(3,880,598)	6,854,534	—	—	9,884,131
Other NEOs	1,808,233	(721,762)	1,365,085	—	—	2,451,556
Q4 2021
CEO, Mr. Ribiéras	3,621,135	(2,917,599)	2,854,151	—	—	3,557,687
Other NEOs	1,043,829	(787,061)	769,945	—	—	1,026,713
(a) The amounts shown in this column represent the grant date fair value of the equity awards to our CEO and other NEOs, as reported in the “Stock Awards” column in the Summary Compensation Table for each applicable year.

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PAY VERSUS PERFORMANCE

(b) The amounts shown in this column represents the year-over-year change in the fair value of equity awards to our CEO and other NEOs, as itemized in the table below.

	2023		2022		2021
Fair Value of Equity Awards	CEO	Other NEOs	CEO	Other NEOs	CEO	Other NEOs
As of December 31, 2023 for unvested awards granted during the year	4,446,961	789,373	5,182,320	963,871	2,854,151	769,945
Year-over-year increase of unvested awards granted in prior years	744,829	133,897	1,433,089	338,448	—	—
Increase from prior fiscal year-end for awards that vested during the year	47,731	9,651	239,125	62,766	—	—
Total Equity Award Adjustments	5,239,521	932,921	6,854,534	1,365,085	2,854,151	769,945
(c) Amounts shown represent the change in the actuarial present value of our CEO’s and other NEOs’ accumulated benefit under all benefit and actuarial pension plans in which they participant, as reported in the “Change in Pension Value & Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table.
(d) Amounts shown represent the actuarially determined service cost for services rendered under all benefit and actuarial pension plans in which our CEO and other NEOs participate.
(4) The amounts shown in this column represent the total compensation reported for our NEOs, other than the CEO, in the Summary Compensation Table.
(5) The amounts shown in this column represent the total compensation, per the Summary Compensation Table, for our NEOs, other than the CEO, for the period October 1, 2021 through December 31, 2021 and fiscal year 2023 and 2022.
(6) The amounts shown in this column are in millions and reflect the cumulative total shareholder return of the S&P Small Cap Materials Index, as of December 31, 2023, weighted according to the constituent companies’ market capitalization at the beginning of each period for which a return is indicated. The S&P Small Cap Materials Index is the peer group used by Sylvamo for purposes of Item 201(e) of Regulation
S-K
under the Exchange Act in Sylvamo’s Annual Report on Form
10-K
for the year ended December 31, 2023, 2022 and 2021.
(7) The amounts shown are in millions and reflect fiscal 2023 and 2022 Net Income and Net Income for the period October 1, 2021 through December 31, 2021.
(8) The amounts shown are in millions and reflect the Free Cash Flow for the years ended December 31, 2023 and 2022 and for the period October 1, 2021 through December 31, 2021. See the reconciliation to U.S. GAAP starting on page 70.

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PAY VERSUS PERFORMANCE

Relationship Between “Compensation Actually Paid” and Performance Measures

The charts below illustrate the correlation in 2021, 2022 and
2023 between:

•	Sylvamo TSR relative to peers and

•	The relationship between CEO and Other NEO “compensation actually paid” and Sylvamo’s:

•	TSR,

•	Net Income and

•	Free Cash Flow
Performance Measures
The list below illustrates the four most important financial performance measures and link the “compensation actually paid” to company performance for our CEO and other NEOs in 2023. Each of these metrics is described in more detail in the CD&A under the section “Elements of Our Executive Compensation Program” beginning on page 42.
Financial Performance Measures
Adjusted EBITDA Margin
Free Cash Flow
Relative Total Shareholder Return
Return on Invested Capital

62  Sylvamo

Director Compensation

Compensation Philosophy

Our Nominating and Corporate Governance Committee is responsible for our director compensation philosophy and programs. This committee has the flexibility to establish appropriate compensation policies to attract and retain directors. Prior to our spin-off from International Paper in October 2021, our director compensation was initially determined by the Governance Committee of International Paper, which approved and oversaw the administration of International Paper’s director compensation program. Following the spin-off, our Nominating and Corporate Governance Committee determined director compensation for 2022 and beyond.

Our compensation program for non-employee directors is guided by the following principles:

•	Provide total compensation comprising both cash and equity elements that target the median level of compensation paid by our Benchmarking Peer Group (“BPG”) identified in “Executive Compensation”

•	Align the interests of our directors with the interests of our shareowners

•	Attract and retain top director talent

•	Be flexible to meet the needs of a diverse group of directors.

Each element of director compensation discussed below is recommended by the Nominating and Corporate Governance Committee and approved by our Board. Mr. Ribiéras does not receive compensation for his service as a director.

Stock Ownership Requirements

Our director stock ownership policy requires our directors to hold equity of Sylvamo valued at five times the annual Board cash retainer, which, through May 2024, requires ownership of Company stock equivalent to $500,000. Directors have five years from the date of their election to the Board to meet the ownership requirement. Until the requisite ownership is achieved, the director must hold at least 50 percent of the Sylvamo shares received as compensation for his or her services. As of December 31, 2023, all directors were in compliance with this program.

Elements of Our Director Compensation Program

Compensation for our non-employee directors consists of:

•	An annual retainer fee that is a mix of cash and equity

•	Committee chair fees and a Lead Independent Director fee, as applicable

•	Liability insurance.

On at least a biennial basis, we evaluate the reasonableness and appropriateness of the total compensation paid to our directors in comparison to peer companies who comprise our BPG. We will evaluate our program in 2025 consistent with this schedule. At the time of our last evaluation in 2023, our total compensation was at the 50th percentile of our BPG and no changes were made to the program.

Annual Compensation

Our annual retainer fees are shown in the table below. A director’s annual compensation paid as board fees is comprised of both of these components:

•	$225,000, of which $100,000 (44 percent) is payable in cash in quarterly installments in arrears, and

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DIRECTOR COMPENSATION

•	$125,000 (56 percent) payable in equity.

A director may elect to convert all or 50 percent of his or her cash retainer fee (plus any committee fees and Lead Independent Director fees, as discussed below) into deferred stock units (“DSUs”). Five of the ten non-employee directors who served during 2023 elected to receive DSUs in lieu of all or a portion of the cash portion. Directors may elect to defer the DSUs for five or ten years.

Directors may elect to receive their equity portion in the form of restricted stock units (“RSUs”) that vest on the next annual shareowners meeting or they may elect DSUs to defer receipt of their equity portion for a five or ten-year period. Six of the ten non-employee directors who served during 2023 elected DSUs. Elections with regard to form of payment and deferrals are made in the preceding service year.

For the 2023 equity grant, we used the closing stock price of Sylvamo’s common stock on the day preceding our annual meeting in May 2023 to award the equivalent number of shares for the $125,000 equity retainer and DSUs elected by our directors in lieu of their cash retainer fee. DSUs are settled in shares of common stock at the end of the deferral period.

A director has the right to receive all dividends or dividend equivalent units and other distributions made with respect to RSUs or DSUs in his or her name.

In addition, as referenced above, each committee chair receives a fee for his or her service in such role. For 2023, Mses. Desmond and Gottung and Mr. Petratis each received a committee chair fee. As Lead Independent Director, Mr. Petratis also received a Lead Independent Director fee for 2023.

Below is a summary of our current director compensation program:

Type of Fee	Annual Amount ($)

Board Fees

Cash Retainer	100,000

Equity Retainer	125,000

Committee Fees

Audit Committee Chair	25,000

Management Development and Compensation Committee Chair	20,000

Nominating and Governance Committee Chair	15,000

Lead Independent Director Fee	25,000

Insurance and Indemnification Contracts

We provide liability insurance for our directors, officers and certain other employees at an annual cost of approximately $1.1 million. The primary underwriter of coverage is XL Specialty Insurance Company.

Our Bylaws provide for standard indemnification of our directors and officers in accordance with Delaware law. We also have contractual arrangements with our directors that indemnify them in certain circumstances for costs and liabilities incurred in actions brought against them while acting as our directors.

64  Sylvamo

DIRECTOR COMPENSATION

Our Analysis

We believe our director compensation program appropriately compensates our directors for their time and commitment to Sylvamo and is consistent with our compensation philosophy as shown in the following table.

Our Director Pay Principles	Our 2023 Director Pay Policies and Practices

• Target compensation at median of benchmarking peer group (“BPG”)	• Maintained mix of cash and equity in line with cross-section of similar companies (BPG), which total compensation was at the median level of companies included in our BPG

• Align the interests of our directors with the interests of our shareowners	• Paid 56 percent of regular board fees in the form of equity to ensure that directors, like shareowners, have a personal stake in Sylvamo’s financial performance

• Attract and retain top director talent	• Compensated directors competitively, based on a cross-section of similar companies (BPG)

• Maintain flexibility to meet the needs of a diverse group of directors	• Continued to allow directors to elect to take equity in place of cash and to elect to defer their fees for a 5- or 10-year period

Non-Employee Director Compensation Table

The following table provides information on 2023 compensation for non-employee directors. The amounts in the table below show differences among directors because certain directors receive committee chair fees or Lead Independent Director fee. (1) Represents the portion of the annual Board and Board committee retainers and Lead Independent Director fee, as applicable, whether payable in cash or deferred at the director’s election, during 2023. Cash retainers are paid quarterly in arrears. Directors can elect to receive all or half of their cash retainer on a current basis in cash or on a deferred basis in the form of DSUs.

Name of Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

Stan Askren	100,000	125,009	225,009

Christine S. Breves	100,000	125,009	225,009

Jeanmarie Desmond	125,000	125,009	250,009

Liz Gottung	120,000	125,009	245,009

Joia M. Johnson	100,000	125,009	225,009

Karl L. Meyers	100,000	125,009	225,009

David Petratis	140,000	125,009	265,009

J. Paul Rollinson	100,000	125,009	225,009

Mark W. Wilde	100,000	125,009	225,009

James P. Zallie	100,000	125,009	225,009

(1) Represents the portion of the annual Board and Board committee retainers and Lead Independent Director fee, as applicable, whether payable in cash or deferred at the director’s election, during 2023. Cash retainers are paid quarterly in arrears. Directors can elect to receive their retainers on a current basis in cash or on a deferred basis in the form of DSUs.

Proxy Statement 2024  65

DIRECTOR COMPENSATION

(2) The value of stock awards shown in the “Stock Awards” column is based on grant date fair value calculated under Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating these values for the 2023 fiscal year may be found in Note 16 to our audited consolidated and combined financial statements included in our 2023 Form 10-K. The grant date fair value of the equity awards shown in the “Stock Awards” column is based on $42.19, the closing price of Sylvamo’s common stock on May 15, 2023, which is the last business day immediately preceding the date of grant. Directors can elect to receive their equity retainer in RSUs that vest in one year or DSUs payable in either five or ten years based on their election. Restrictions on RSUs awarded to our directors under our current compensation plan lapse on May 16, 2024, the date of our annual shareowner meeting, then the shares are freely transferable, subject to our director stock ownership requirement and securities regulations. Restrictions on DSUs will lapse on May 16, 2029 for Mses. Breves and Johnson and Messrs. Askren, Meyers and Rollinson and on May 16, 2034 for Ms. Desmond and Mr. Petratis, based on the deferral period elected.

The following table shows the aggregate number of RSUs and DSUs, including reinvested dividends, outstanding as of December 31, 2023, for each non-employee director. The amounts in the table show differences among directors because each director makes an individual election to receive his or her fees in cash and/or equity.

Name of Director	Aggregate Number of RSUs and DSUs Outstanding (#)

Stan Askren	9,854

Christine S. Breves	5,433

Jeanmarie Desmond	3,018

Liz Gottung	3,018

Joia M. Johnson	8,646

Karl Meyers	7,661

David Petratis	18,330

J. Paul Rollinson	15,563

Mark W. Wilde	3,018

James P. Zallie	3,018

Total	77,559

66  Sylvamo

Other Information

Stock Ownership

Based solely on a review of filings with the SEC, Sylvamo has determined that the following persons beneficially own more than 5% of the outstanding shares of Sylvamo common stock as of March 18, 2024 (unless otherwise indicated). Applicable percentage ownership is based on 41,461,657 shares outstanding as of March 18, 2024 and is rounded to the nearest whole number.

Name and Address	Shares(1)		Percent of Outstanding Shares of Common Stock

Certain Affiliates of ACR Group Paper Holdings JR LP 100 Northfield Street Greenwich, CT 06830	6,312,454	(2)	15%

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	5,760,988	(3)	14%

The Vanguard Group – 23-1945930 100 Vanguard Blvd. Malvern, PA 19355	2,692,091	(4)	6%

(1) Each shareowner’s “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, which generally provides that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. The number and percentage of shares of common stock beneficially owned by each person identified in the table is determined based on the shares of common stock that such person has reported as beneficially owned in a Schedule 13G or Schedule 13D (and any amendment thereto) filed by such person with the SEC and 41,461,657 shares of Sylvamo common stock outstanding as of March 18, 2024.

(2) In a Schedule 13D filed with the SEC on April 25, 2022, as amended by an Amendment No.1 to Schedule 13D filed with the SEC on February 15, 2023, and as further amended by an Amendment No. 2 to Schedule 13D filed with the SEC on June 23, 2023 (as amended, the “Amended Atlas Schedule 13D”), ACR Group Paper Holdings JR LP (“ACR GPH JR”) reported that it was the direct beneficial owner of 6,312,454 shares and that it shared voting power and dispositive power with respect to all shares beneficially owned by it. The Amended Atlas Schedule 13D also reported that the following persons may be deemed to be beneficial owners of such shares: ACR Group Paper Holdings JR GP LLC (“ACR GPH JR GP”) (the general partner of ACR GPH JR); ACR Group Paper Holdings LP (“ACR GPH”) (the sole and controlling member of ACR GPH JR GP); Atlas Capital GP IV LP (“AC GP IV”) (the general partner of ACR GPH); Atlas Capital Resources GP IV LLC (“ACR GP IV”) (the general partner of AC GP IV); Andrew M. Bursky; and Timothy J. Fazio. Andrew M. Bursky and Timothy J. Fazio are each a manager and Managing Partner of ACR GP IV, and each of them may be deemed to control ACR GPH JR, ACR GPH JR GP, ACR GPH, AC GP IV and ACR GP IV. Each of ACR GPH JR, ACR GPH JR GP, ACR GPH, AC GP IV, ACR GP IV, Andrew M. Bursky and Timothy J. Fazio expressly disclaims beneficial ownership with respect to shares, other than the shares owned directly by such person.

(3) In a Schedule 13G/A filed with the SEC on January 23, 2024, BlackRock, Inc. reported that it beneficially owned 5,760,988 shares, and that it had sole voting power with respect to 5,706,041 shares, sole dispositive power with respect to 5,760,988 shares, and that it did not share voting or dispositive power with respect any shares.

(4) In a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group – 23-1945930 reported that it beneficially owned 2,692,091 shares, had sole voting power over zero shares, shared voting power over 78,961 shares, sole dispositive power over 2,573,882 shares and shared dispositive power over 118,209 shares.

Proxy Statement 2024  67

OTHER INFORMATION

The following table shows the shares of Sylvamo common stock beneficially owned by each of our current directors and NEOs and by all directors and all executive officers as a group. Except as otherwise indicated, all information is as of March 18, 2024. Unless otherwise disclosed in the footnotes to this table, the address of each beneficial owner listed below is c/o Sylvamo Corporation, 6077 Primacy Parkway, Memphis, Tennessee 38119.

Name	Shares(1)(2)		Percent of Outstanding Shares of Common Stock

Jean-Michel Ribiéras	67,781	(3)	*

John V. Sims	50,421	(3)	*

Matthew L. Barron	12,452	(3)	*

Rodrigo Davoli	14,687	(3)	*

Greg C. Gibson(5)	41,872	(3)	*

Stan Askren	—		*

Christine S. Breves	5,477		*

Jeanmarie Desmond	5,506		*

Liz Gottung	9,513	(5)	*

Joia M. Johnson	—		*

Karl L. Meyers	10,613		*

David Petratis	—		*

J. Paul Rollinson	3,036	(5)	*

Mark W. Wilde	3,649	(5)	*

James P. Zallie	8,513	(5)	*

All current Directors and Executive Officers as a group (19 persons(4))	309,843	(3)(5)	*

* Less than 1% of the outstanding shares of our common stock.

(1) “Beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act which generally provides that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. The number and percentage of shares of common stock beneficially owned by each person listed in the table is determined based on the shares of common stock that such person beneficially owned as of March 18, 2024 and 41,461,657 shares of Sylvamo common stock outstanding as of March 18, 2024. Each person has sole voting and sole investment power over the shares of common stock that the person beneficially owns, unless otherwise indicated.

(2) No director or executive officer has the right to acquire any shares of our common stock within 60 days after March 18, 2024

(3) Excludes restricted stock units and performance stock units held by our executive officers that do not vest within 60 days after March 18, 2024.

(4) Mr. Gibson retired on March 31, 2024. His beneficial share ownership is not included in the aggregate ownership of all current directors and executive officers as a group.

(5) Includes RSUs that the beneficial owner will receive under the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors within 60 days of March 18, 2024, as follows:

Name	Number of RSUs

Gottung	3,036

Rollinson	3,036

Wilde	3,036

Zallie	3,036

68  Sylvamo

OTHER INFORMATION

Delinquent Section 16(a) Reports

We are not aware of any late or delinquent filings under Section 16(a) of the Exchange Act, except for a Form 4 due on October 19, 2023, to report Mark W. Wilde’s receipt of dividend equivalent units that accrued on unvested restricted stock units. The Form 4 was filed on October 31, 2023, the date that we discovered an error in the electronic transmission of the Form 4 that prevented it from being received by the EDGAR filing system on a timely basis.

Policies and Procedures for Related Person Transactions

Our Board has approved policies and procedures with respect to the review and approval of certain transactions between Sylvamo and a “Related Person” (a “Related Person Transaction”), which we refer to as our “Related Person Transaction Policy.” Pursuant to the terms of the Related Person Transaction Policy, any Related Person Transaction is required to be reported to the legal department, which will then determine whether it should be submitted to our Nominating and Corporate Governance Committee for consideration. The Nominating and Corporate Governance Committee must then review and decide whether to approve any Related Person Transaction.

For the purposes of the Related Person Transaction Policy, a “Related Person Transaction” means a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Sylvamo (including any of its subsidiaries) was, is or will be a participant and in which any Related Person had, has or will have a direct or indirect interest. A “Related Person” means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of Sylvamo or a nominee to become a director of Sylvamo; any person who is known to be the beneficial owner of more than five percent of Sylvamo common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.

Certain Relationships and Related Person Transactions

Other than compensation arrangements for our directors and NEOs, which are described in the sections of this Proxy Statement entitled “Executive Compensation” and “Director Compensation”, below we describe transactions entered into since January 1, 2023 to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000, and

•

any of our directors, executive officers, or holders of more than 5% of our common stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Cooperation Agreement

On February 14, 2023, Sylvamo entered into a Cooperation Agreement with Atlas FRM LLC and certain of its affiliates (“Atlas FRM and Affiliates”) and additional affiliates added by joinder on June 16, 2023 (“Atlas ACR and Affiliates”) (collectively, Atlas FRM and Affiliates and Atlas ACR and Affiliates are called the “Atlas Group” in this Proxy Statement). Atlas ACR and Affiliates beneficially own approximately 15% of Sylvamo’s outstanding common stock as of the record date for the Annual Meeting. Pursuant to the requirements of the Cooperation Agreement, Sylvamo appointed Messrs. Meyers and Wilde (each as defined thereunder, a “New Director”) to the Board. The New Directors are among the eleven nominees for re-election at the Annual Meeting.

Proxy Statement 2024  69

OTHER INFORMATION

The Cooperation Agreement also provides for the appointment of one New Director to two standing Board committees and the other New Director to one standing Board committee, and the appointment of at least one New Director to the Management Development and Compensation Committee and at least one New Director to the Nominating and Corporate Governance Committee. Pursuant to the Cooperation Agreement, Mr. Meyers was appointed to the Nominating and Corporate Governance Committee, and Mr. Wilde was appointed to the Audit Committee and the Management Development and Compensation Committee.

The Cooperation Agreement further provides that:

•

if the Atlas Group’s ownership level falls below 10% of Sylvamo’s then issued and outstanding voting securities, one New Director (as designated by the Atlas Group) will immediately resign, and if the Atlas Group’s ownership level falls below 5% of Sylvamo’s then issued and outstanding voting securities, the remaining New Director will immediately resign (such that neither New Director will continue to serve on the Board in that case); and

•

in the event that any New Director is no longer able or willing to serve, or resigns, as a director of Sylvamo, the Atlas Group will be permitted to propose a replacement director, provided that the Atlas Group will lose the foregoing replacement rights with respect to one of the two New Directors if its ownership level is less than 10% of Sylvamo’s then issued and outstanding voting securities and will lose the foregoing replacement rights with respect to both of the two New Directors if its ownership level is less than 5% of Sylvamo’s then issued and outstanding voting securities.

The Cooperation Agreement includes certain voting commitments, standstill obligations and restrictions on transfer on the part of the Atlas Group and mutual non-disparagement provisions that generally remain in place until five business days after no New Director (or any replacement) is serving on the Board, subject to certain exceptions. The New Directors are serving on the Board and are nominees for re-election at the Annual Meeting.

In addition, pursuant to the requirements of the Cooperation Agreement, Sylvamo filed a shelf registration statement with the SEC on March 6, 2023 to permit the Atlas Group to sell shares of Sylvamo’s common stock beneficially owned by the Atlas Group.

Director Indemnification Agreements

We have entered into indemnification agreements with each of our current directors including, in 2023, Mr. Meyers and Mr. Wilde. The agreements require us to indemnify these individuals to the fullest extent permitted by law against liabilities that may arise by reason of their service to us, and to advance expenses reasonably incurred as a result of any proceeding against them as to which they could be indemnified.

Reconciliations to U.S. GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA (non-U.S. GAAP) means Net Income (Loss) (U.S. GAAP) from continuing operations net of tax, plus: the sum of depreciation, amortization and cost of timber harvested; income taxes and net interest expense (income); equity-based compensation; when applicable for the periods reported, net special items; and one-time costs associated with the Nymölla mill that we acquired in 2023.

70  Sylvamo

OTHER INFORMATION

2023 $ Million

Net Income from Continuing Operations	253

Depreciation, Amortization, Cost of Timber Harvested	143

Interest (Income) Expense, Net	34

Income Tax Provision	116

Adjustments

Equity-based Compensation	23

Special Items (Net of interest and tax special items)	21

Nymölla One-Time Costs	17

Adjusted EBITDA	607

Operating Expense(1)	29

Adjusted EBITDA for 2023 Annual Incentive Plan (“AIP”)	636

(1) Represents an adjustment to actual performance, approved by the MDCC, to adjust for the impact of an oversight in the original target for the 2023 AIP Adjusted EBITDA margin

Adjusted EBITDA Margin

Adjusted EBITDA Margin (non-U.S. GAAP) means Adjusted EBITDA as a percentage of Revenues (Net Sales)

2023 $ Million

Adjusted EBITDA (reconciled to Net Income from Continuing Operations in the table above)	607

Divided by: Net Sales	3,721

Adjusted EBITDA Margin	16%

Adjusted EBITDA for 2023 AIP (reconciled to Net Income from Continuing Operations in the table above)	636

Divided by: Net Sales	3,721

Adjusted EBITDA Margin for 2023 AIP	17.1%

Free Cash Flow (FCF)

Free Cash Flow (non-U.S. GAAP) means Cash Provided by Operating Activities from Continuing Operations minus cash invested in capital projects.

	$ Million

	4Q 2021	2022	2023

Cash Provided by Operating Activities from Continuing Operations	131	418	504

Less: Invested in capital projects	(22)	(149)	(210)

Free Cash Flow	109	269	294

Interest Payments(1)	8	63

Free Cash Flow for 2021 AIP and 2022 AIP	117	332

(1) Interest payments were included in the 2021 and 2022 annual incentive plan target and performance calculations

Proxy Statement 2024  71

Annex A

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SYLVAMO CORPORATION

Sylvamo Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment (this “Certificate of Amendment”) to the Amended and Restated Certificate of Incorporation of the Corporation (as heretofore amended, the “Certificate of Incorporation”) amends the provisions of the Certificate of Incorporation.

SECOND: The board of directors of the Corporation duly adopted resolutions declaring the following amendment to the Certificate of Incorporation to be advisable and in the best interests of the Corporation and its stockholders.

THIRD: Article SIXTH of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

SIXTH. Director and Officer Limitation of Liability. No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that nothing contained in this Article SIXTH shall eliminate or limit the liability of a director or officer (a) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) a director under Section 174 of the DGCL, (d) for any transaction from which the director or officer derived an improper personal benefit, or (e) an officer for any action by or in the right of the Corporation. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article SIXTH, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time.

FOURTH: The foregoing amendment to the Certificate of Incorporation was duly adopted by the board of directors of the Corporation and its stockholders in accordance with the provisions of Section 242 of the DGCL and Article TENTH of the Certificate of Incorporation.

FIFTH: This Certificate of Amendment shall become effective at [•], Eastern Time, on [•], 2024.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by the undersigned duly authorized officer on the date set forth below.

Sylvamo Corporation By: Name: [•] Title: [•] Dated: [•]

72  Sylvamo

How to Contact Us

Mailing and Street Address of our Principal Executive Office

Sylvamo Corporation

6077 Primacy Parkway

Memphis, TN 38119

Address of our Corporate Secretary

Sylvamo Corporation

c/o Corporate Secretary

6077 Primacy Parkway

Memphis, TN 38119

You may also contact our Corporate Secretary at corporatesecretary@sylvamo.com

Investor Inquiries

Hans Bjorkman, 901-519-8030, hans.bjorkman@sylvamo.com

Media Inquiries

Adam Ghassemi, 901-519-8115, adam.ghassemi@sylvamo.com

Proxy Statement 2024  73

Sylvamo P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET • Go To: www.proxypush.com/SLVM • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-509-1053 • Use any touch-tone telephone • Have your Proxy Card ready Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided Sylvamo Corporation Annual Meeting of Shareholders For Shareholders of record as of March 18, 2024 DATE: Thursday, May 16, 2024 TIME: 11:30 AM, Central Time PLACE: Sylvamo World Headquarters 6077 Primacy Parkway, Memphis, Tennessee 38119 This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Jean-Michel Ribiéras, John V. Sims and Matthew L. Barron (the “Named Proxies”), and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Sylvamo Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE RECOMMENDATION OF SYLVAMO’S BOARD OF DIRECTORS. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Sylvamo Corporation Annual Meeting of Shareholders Please make your marks like this: ☒ THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2, 3 AND 4 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. Elect the eleven director nominees named in the proxy statement to our board of directors. FOR AGAINST ABSTAIN 1.01 Jean-Michel Ribiéras FOR 1.02 Stan Askren FOR 1.03 Christine S. Breves FOR 1.04 Jeanmarie Desmond FOR 1.05 Liz Gottung FOR 1.06 Joia M. Johnson FOR 1.07 Karl L. Meyers FOR 1.08 David Petratis FOR 1.09 J. Paul Rollinson FOR 1.10 Mark W. Wilde FOR 1.11 James P. Zallie FOR FOR AGAINST ABSTAIN 2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024. FOR 3. Approve, on a non-binding advisory basis, the compensation of our named executive officers. FOR 4. Approve an amendment to Sylvamo Corporation’s Amended and Restated Certificate of Incorporation to eliminate our officers’ personal liability for breach of fiduciary duty to the fullest extent permitted by Delaware law. FOR ☐ Check here if you would like to attend the meeting in person. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date